Exhibit 10.23

OFFICE LEASE

Between

PIEDMONT - CHICAGO CENTER OWNER, LLC,

a Delaware limited liability company,

and

STANDARD PARKING CORPORATION,

a Delaware corporation

i

EXHIBIT E	COMMENCEMENT DATE CONFIRMATION

EXHIBIT F	CURRENT LENDER’S FORM OF SNDA

EXHIBIT G	FORM OF LEASE BOND

EXHIBIT H	LOCATION OF TEMPORARY SPACE

EXHIBIT I	EXISTING PREFERENTIAL RIGHTS TO LEASE OFFER SPACE

List of Defined Terms

Abated Rent	3

Additional Rent	10

Affiliate	25

Alterations	13

ANSI	3

Approval Criteria	3

Arbitration Request	1

Architect	1

Base Rent	2

BOMA	3

Building	1

Business Hours	11

Commencement Date	1

Common Areas	1

Comparable Buildings	7

Completed Application for Payment	4

Completion Estimate	16

Consent Alterations	13

Construction Allowance	4

Controllable Operating Expenses	8

Current Market Rate	1

Default	27

Default Rate	29

Eligible Offer Space	43

Estimates	1

Expiration Date	1

Extension Option	1

Extension Term	1

Force Majeure Delays	40

GAAP	9

Hazardous Material	33

Holder	22

Holidays	11

Landlord	1

Law	40

Lease Bond	35

Lease Month	3

Lease Year	3

Letter of Credit	37

Line Problems	32

Lines	32

MetLife	21

Mortgage	22

MSDS	33

Non Consent Alterations	13

Offer Notice	43

Offer Space	43

Offset Exercise Notice	6

Operating Expenses	4

Outside Completion Date	16

List of Defined Terms

Permitted Transfer	25

Permitted Transferee	25

Person	40

Premises	1

Prime Rate	28

Property	1

Rent	10

Rules	10

SNDA	21

Statement	9

Subject Space	23

Substantial Completion	3

Substantially Completed	3

Surety	35

Systems and Equipment	1

Tangible Net Worth	25

Taxes	3

Temporary Space	42

Temporary Space Commencement Date	42

Temporary Space Term	42

Temporary Space Termination Date	42

Tenant	1

Tenant’s Property	43

Tenant’s Prorata Share	3

Term	1

Total Construction Costs	4

Transfer Premium	24

Transferee	23

Transfers	23

Work	2

Working Drawings	2

Workletter	2

OFFICE LEASE

THIS LEASE is made as of the          day of October, 2012, between PIEDMONT - CHICAGO CENTER OWNER, LLC, a Delaware limited liability company (“Landlord”), and STANDARD PARKING CORPORATION, a Delaware corporation (“Tenant”).

WITNESSETH:

ARTICLE 1

Premises and Term

(A)                               Premises, Building and Property.  Landlord hereby leases to Tenant and Tenant hereby leases from Landlord that certain space known as Suites 7700 and 5475 (“Premises”) described or shown on Exhibit A attached hereto, located on the entire 77th and a portion of the 54th floor of the building (“Building”) commonly known as Aon Center, 200 East Randolph Street, Chicago, Illinois, subject to the terms of this Lease.  The term “Property” shall mean the Building and all parcels or tracts of land on which all or any portion of the Building or any of the Common Areas are located, Systems and Equipment, and any fixtures, machinery, equipment, apparatus, furniture and other personal property located thereon or therein and used in connection therewith owned or leased by Landlord.  Possession of areas necessary for utilities, services, safety and operation of the Property, including the Systems and Equipment, fire stairways, perimeter walls, space between the finished ceiling of the Premises and the slab of the floor or roof of the Building there above, and the use thereof together with the right to install, maintain, operate, repair and replace the Systems and Equipment, including any of the same in, through, under or above the Premises in locations that will not materially interfere with Tenant’s use of the Premises, are hereby excepted and reserved by Landlord, and not demised to Tenant.  “Systems and Equipment” shall mean any plant, machinery, transformers, duct work, cable, wires, and other equipment, facilities, and systems designed to supply heat, ventilation, air conditioning and humidity or any other services or utilities, or comprising or serving as any component or portion of the electrical, gas, steam, plumbing, sprinkler, communications, alarm, security, or fire/life/safety systems or equipment, or any other mechanical, electrical, electronic, computer or other systems or equipment for the Property.  Supplemental HVAC equipment installed to address special electrical, cooling and ventilating needs created by Tenant’s telephone equipment, computer, electronic data processing equipment, copying equipment and/or other such equipment or uses shall not be part of “Systems and Equipment” and shall be Tenant’s responsibility to repair, maintain, and replace.  “Common Areas” shall mean any common or public areas or facilities, easements, corridors, lobbies, sidewalks, loading areas, driveways, landscaped areas, skywalks, parking garages and lots, and any and all other structures or facilities operated or maintained in connection with or for the benefit of the Property.

(B)                               Commencement Date: The “Commencement Date” shall be October 1, 2013.  The “Term” of this Lease shall be approximately one hundred forty-four (144) months, commencing on the Commencement Date and ending at 5:00 p.m. local time on the last day of the 144th full calendar month following the Commencement Date (“Expiration Date”), subject to adjustment and earlier termination as provided herein.  Landlord and Tenant agree that for purposes of this Lease the rentable area of the Premises is approximately forty thousand seven hundred ninety-three (40,793) square feet.  Landlord shall tender possession of the Premises to Tenant on or before January 1, 2013 solely for the purposes of Tenant performing the Work, installing furniture and personal property, and installing approved phone/data cabling, subject to all the terms and conditions of this Lease other than those requiring payment of Rent.  Tenant may not commence business operations in the Premises until the

Commencement Date, provided that Tenant may commence beneficial occupancy and business operations in 15,000 rentable square feet of the Premises one (1) week prior to the Commencement Date.

(C)                               Workletter.  The workletter attached hereto as Exhibit B (“Workletter”) is made a part hereof.  At the request of either party, after the Commencement Date, the parties shall execute and deliver to the other party a letter substantially in the form of Exhibit E hereto; however, the failure of the parties to execute such letter shall not defer the Commencement Date or otherwise invalidate this Lease.

(D)                               Required Tenant Deliveries.  Landlord will not be obligated to deliver possession of the Premises to Tenant until Landlord has received from Tenant all of the following:  (i) this Lease fully executed by Tenant; (ii) the Lease Bond and the first monthly installment of Base Rent (i.e. Base Rent for Lease Month 13); and (iii) insurance certificates required under Article 9 of this Lease.  Failure to timely deliver any of the foregoing shall not defer the Commencement Date or impair Tenant’s obligation to pay Rent.

(E)                                Acceptance.  Except as otherwise expressly provided in this Lease, Tenant has inspected the Premises, Property, Systems and Equipment and agrees to accept the same “as is” without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements and no representations respecting the condition of the Premises or the Property have been made to Tenant by or on behalf of Landlord, except as expressly provided herein or in the Workletter.

ARTICLE 2

Base Rent

Tenant shall pay Landlord Base Rent (“Base Rent”) of:

	Annual		Monthly		Annual Rent
Time Period	Amount		Amount		Per Square Foot

Lease Year 1	$805,661.75	*	$67,138.48	*	$19.75
Lease Year 2	$825,803.29		$68,816.94		$20.24
Lease Year 3	$846,448.38		$70,537.36		$20.75
Lease Year 4	$867,609.59		$72,300.80		$21.27
Lease Year 5	$889,299.83		$74,108.32		$21.80
Lease Year 6	$911,532.32		$75,961.03		$22.35
Lease Year 7	$934,320.63		$77,860.05		$22.90
Lease Year 8	$957,678.64		$79,806.55		$23.47
Lease Year 9	$981,620.61		$81,801.72		$24.06
Lease Year 10	$1,006,161.13		$83,846.76		$24.66
Lease Year 11	$1,031,315.15		$85,942.93		$25.28
Lease Year 12	$1,057,098.03		$88,091.50		$25.91

in advance on or before the first day of each calendar month during the Term, except that Base Rent for the first full calendar month for which Base Rent shall be due shall be paid when Tenant executes this Lease.  If the Term commences on a day other than the first day of a calendar month, or ends on a day other than the last day of a calendar month, then the Base Rent for such month shall be prorated on the basis of the number of days in that month.  Rent shall be paid without any prior demand or notice therefor and without any deduction, set-off or counterclaim, or relief from any valuation or appraisement laws, except as provided for in this Lease.  Landlord may apply payments received from Tenant to any obligations of Tenant then accrued, without regard to such obligations as may be designated by Tenant.

As used herein, the term “Lease Month” shall mean each calendar month during the Term (and if the Commencement Date does not occur on the first day of a calendar month, the period from the Commencement Date to the first day of the next calendar month shall be included in the first Lease Month for purposes of determining the duration of the Term and the monthly Base Rent rate applicable for such partial month) and the term “Lease Year” shall mean each consecutive period of twelve (12) Lease Months.

* Notwithstanding the foregoing or anything to the contrary set forth in this Lease, Tenant shall not be required to pay Base Rent, Tenant’s Prorata Share of Taxes, or Tenant’s Prorata Share of Operating Expenses for the first twelve (12) calendar months following the Commencement Date (the “Abated Rent”).

ARTICLE 3

Additional Rent

(A)                               Taxes.  Tenant shall pay Landlord Tenant’s Prorata Share of Taxes.  “Taxes” shall mean all federal, state, county, or local taxes, fees, charges or other impositions of every kind and nature with respect to the Property, whether general, special, ordinary or extraordinary (including without limitation, real estate taxes, general and special assessments, transit taxes, water and sewer rents, sales taxes, gross receipts taxes, and personal property taxes imposed upon Landlord) payable by Landlord in any calendar year during the Term.  However, “Taxes” shall not include: inheritance taxes, gift taxes, transfer taxes, franchise taxes, corporate taxes, excise taxes (to the extent they are not being substituted for property taxes or a portion thereof), net income taxes (to the extent they are not being substituted for property taxes or a portion thereof), rent taxes, profit taxes (to the extent they are not being substituted for property taxes or a portion thereof), capital levies, or late payment charges and penalties.  Taxes shall include the reasonable costs of consultants retained in an effort to lower taxes and all costs incurred in disputing any taxes or in seeking to lower the tax valuation of the Property.  Tenant waives all rights to protest or appeal the appraised value of the Premises and the Property.  If Taxes for any period during the Term or any extension thereof, shall be increased after payment thereof by Landlord for any reason, Tenant shall pay Landlord within thirty (30) days after receipt of an invoice thereof Tenant’s Prorata Share of such increased Taxes.  If Taxes shall be decreased or if there is any refund applicable to Taxes to which Tenant contributed, Landlord shall credit Tenant’s overpayment against Tenant’s next installment of Rent or pay Tenant within thirty (30) days.  Notwithstanding the foregoing, if any Taxes shall be paid based on assessments or bills by a governmental or municipal authority using a fiscal year other than a calendar year, Landlord may elect to average the assessments or bills for the subject calendar year, based on the number of months of such calendar year included in each such assessment or bill, provided that special assessments shall be paid by Landlord in the maximum number of installments permitted. “Tenant’s Prorata Share” of Taxes shall be 1.61%, which is the rentable area of the Premises divided by the 2,535,708 rentable square feet in the Property excluding any parking facilities.  Because the Building contains non-office uses, Tenant’s Prorata Share of Operating Expenses shall be 1.66%, which is the ratio of the rentable area of the Premises to the 2,461,050 rentable square feet in the office portion of the Building.  The rentable square footage of the Premises and Building have been determined in accordance with the American National Standards Institute (“ANSI”)/Building Owners and Managers Association International (“BOMA”) Form Z65.1-1996.  Landlord may remeasure the Building from time to time and, upon written notice to Tenant Landlord’s new measurements shall be binding hereunder provided Landlord measures according to the 1996 ANSI/BOMA standard or a more current ANSI/BOMA standard and further provided any such remeasurement shall not result in an increase or decrease in Base Rent or Additional Rent as set forth in this Lease for the balance of the Term.

(B)                               Operating Expenses.  Tenant shall pay Landlord Tenant’s Prorata Share of Operating Expenses.  “Operating Expenses” shall mean all expenses of every kind (other than Taxes and items excluded from Taxes as provided in Section 3(A) above and items excluded from Operating Expenses below) which are paid, incurred or accrued for, by or on behalf of Landlord during any calendar year any portion of which occurs during the Term (prorated as provided in Section 3(D) below with respect to any calendar year falling only partially within the Term), in connection with the management, repair, maintenance, restoration and operation of the Property, and the provision of transportation to or from the Property, including without limitation, any amounts paid for:  (a) utilities for the Property, including but not limited to electricity, power, gas, steam, chilled water, oil or other fuel, water, sewer, lighting, heating, air conditioning and ventilating (but not electricity for lights and outlets in other tenants’ leasable premises), (b) permits, licenses and certificates necessary to operate, manage and lease the Property or for the operation of any transportation to or from the Property, (c) insurance applicable to the Property, or applicable to the provision of any transportation to or from the Property, but not limited to the amount of coverage Landlord is required to provide under this Lease, (d) supplies, tools, equipment and materials used in the operation, repair and maintenance of the Property or the provision of transportation to or from the Property, (e) accounting, legal, inspection, consulting, concierge, transportation (including, but not limited to, shuttle bus service) and other services, (f) any equipment rental of any kind including bus or other transportation rental (or installment equipment purchase or equipment financing agreements), (g) management fees of not more than three percent (3%) of the gross revenues of the Building, reimbursable costs under management agreements, and the fair rental value of any office space provided for a management office, (h) wages, salaries and other compensation and benefits (including the fair value of any parking privileges provided) for all persons engaged in the operation, maintenance or security of, or transportation to or from, the Property, and employer’s Social Security taxes, unemployment taxes or insurance, and any other taxes which may be levied on such wages, salaries, compensation and benefits, (i) payments under any easement, operating agreement, declaration, restrictive covenant, or instrument pertaining to the sharing of costs in any planned development, and (j) operation, repair, and maintenance of all Systems and Equipment and components thereof (including replacement of components (unless excluded from the definition of Operating Expenses pursuant to subsection (xv) below)), janitorial service, alarm and security service, window cleaning, trash removal, elevator maintenance, cleaning of walks, parking facilities and Property walls, removal of ice and snow, replacement of wall and floor coverings, ceiling tiles and fixtures in lobbies, corridors, restrooms and other Common Areas or facilities, maintenance and replacement of shrubs, trees, grass, sod and other landscaped items, irrigation systems, drainage facilities, fences, curbs, and walkways, re-paving and re-striping driveways and parking facilities (but not repaving within the Building’s garage), and roof repairs.  Notwithstanding the foregoing, Operating Expenses shall not include:

(i)                                     Taxes;

(ii)                                  franchise, excise, excess profit, revenue, capital stock, foreign ownership or control taxes, mortgage recording taxes, transfer taxes, inheritance, estate, gift or income taxes imposed upon Landlord;

(iii)                               all valuation costs, mortgage brokerage fees, mortgage amortization, interest and debt service (including interest, principal and amortization) and all financing and refinancing costs (including, without limitation, legal, accounting, brokerage and other professional fees related to such financings or refinancings) with respect to Mortgages;

(iv)                              all leasing costs, including, without limitation, leasing commissions, legal fees,  any other fees with respect to procuring tenants of the Building and other tenant acquisition and inducement costs such as lease assumption costs, moving allowances, design costs or any costs relating to any extension or renegotiation of any lease for any tenant in the Building and

Landlord’s advertising, entertainment and promotional costs for the Building relating to the leasing of tenant space and not to items of general applicability to the Building;

(v)                                 wages, salaries and benefits paid to any persons above the level of the building general manager;

(vi)                              legal, arbitration, brokerage, accounting, and other professional fees incurred in connection with (A) any negotiations and/or disputes with tenants, prospective tenants or other occupants of the Building or in interpreting or enforcing any leases or in the prosecution of any eviction proceedings, (B) mortgagees or prospective mortgagees of the Building or the Property or any part of either, or (C) any modification, amendment, extension, surrender or cancellation of any leases, contracts of sale or mortgages related to the Building;

(vii)                           costs of services provided to other tenants of the Building on a “rent-inclusion” basis which are not provided to Tenant on such basis;

(viii)                        costs that are reimbursed out of insurance (or that would have been reimbursed if Landlord had carried the insurance required hereunder), warranty or condemnation proceeds or which are reimbursable by Tenant or other tenants other than pursuant to an expense escalation clause;

(ix)                              costs, including, but not limited to, interest charges or late fees in the nature of penalties or fines;

(x)                                 allowances, concessions or other costs and expenses of improving any demised space in the Building exclusive of any Common Areas of the Building;

(xi)                              intentionally deleted;

(xii)                           any costs or expenses (including fines, interest, penalties and legal fees) arising out of Landlord’s failure to timely pay Operating Expenses or Taxes;

(xiii)                        the costs incurred in connection with the removal, encapsulation or other treatment of asbestos or any other existing Hazardous Materials, other than routine testing and monitoring expenses and the costs of compliance with the Building’s asbestos O&M plan (but not asbestos removal costs);

(xiv)                       any expenses incurred in connection with any ground or land lease, including, without limitation, any land rent or ground rent, if any;

(xv)                          capital expenditures, except:  (a) the annual amortization (amortized over the useful life) of costs, including commercially reasonable financing costs, if any, on any capital item purchased or incurred as a labor-saving measure or that otherwise reduce Operating Expenses (provided the annual amortized costs do not exceed Landlord’s reasonably estimated cost savings), or (b) costs incurred to comply with any Laws or other governmental requirements first becoming applicable to the Property after the execution date of this Lease; provided, all such permitted capital expenditures (together with reasonable financing charges) shall be amortized for purposes of this Lease over their useful lives;

(xvi)                       all leasing or brokerage commissions, legal fees, or the fees of any appraiser or consultant in connection with the preparation and/or negotiation of any space lease or any extension, modification, amendment, surrender, or cancellation of any space lease, any consents to assignments or subleases, or alterations for any tenant occupancy (including consents thereto) in the Building;

(xvii)                    all costs related to furnishing electrical energy and overtime HVAC (including utility taxes payable with respect to the same) directly to Tenant and other tenants of the Building and to all tenantable areas of the Building;

(xviii)                 the cost of tenant installations or decorations incurred in connection with preparing space for a new tenant including any tenant improvement contributions made by Landlord and all costs of any base building work for any tenant or for any subsequent build-out by such tenant (including Tenant) including permit, license and inspection fees with respect thereto;

(xix)                       depreciation, and amortization, except as provided herein;

(xx)                          any fee, expenditure or cost for services, supplies or repairs paid (i) to any Person which shall control, be under the control of, or be under common control with Landlord, or in which Landlord directly or indirectly owns not less than a fifty percent (50%) interest; or (ii) to any shareholder owning at least fifty percent (50%) of the common stock, any general partner, any officer above the rank of vice president, or member of any Board of Directors of Landlord or of any Person described in this clause; or (iii) to any person who is a relative by blood (to the first degree of consanguinity, lineal or lateral) or marriage of any such persons, in each case in excess of the amount which would be paid in the absence of such relationship; provided, however, that management fees paid to an affiliate of Landlord which are not in excess of 3% of the gross receipts from the Property shall be deemed to be in compliance with this factor;

(xxi)                       (i) all costs and expenses incurred with respect to a sale, refinancing, transfer, or other disposition of all or any portion of the Building and/or the land or any interest therein (including, without limitation, transfer, sales, and/or income taxes) and/or the lessee’s interest in any ground lease or any ownership interest in Landlord, or (ii) the negotiation or renegotiation of any ground lease affecting the Building, including, but not limited to, legal, accounting, and any other professional fees, any transfer and income taxes and recording charges incurred in connection therewith or in connection with the purchase, transfer, or sale of any air, development, easement, or other real property interests;

(xxii)                    lease takeover or any other lease termination costs incurred by Landlord in connection with the entering into of space leases in the Building and costs incurred by Landlord to relocate tenants in the Building in order to consummate a specific space lease or to accommodate a specific tenant’s request;

(xxiii)                 to the extent any costs includable in Operating Expenses are incurred with respect to both the Building and other properties (including, without limitation, salaries, fringe benefits and other incentive compensation of Landlord’s personnel who provide services to both the Building and other properties and all insurance premiums), there shall be excluded from Operating Expenses a fair and reasonable percentage thereof which is properly allocable to such other properties;

(xxiv)                any compensation paid to clerks, attendants or other person in commercial concessions in the Building which are for services not supplied to tenants generally in the Building as part of Operating Expenses;

(xxv)                   the cost of maintaining, organizing or reorganizing the entity that is Landlord;

(xxvi)                interest, fines, penalties and late charges incurred by Landlord for late payment except to the extent the same shall be due to the act or omission of Tenant;

(xxvii)             costs incurred in constructing additional stories on the Building or adding structures to the Building or the Property;

(xxviii)          the cost of any judgment, settlement or arbitration award and any attorney’s fees and disbursements and other costs incurred in connection therewith resulting from any liability of Landlord for negligence or of Landlord’s or Landlord’s agents’, servants’ or contractors’ negligent or otherwise tortious acts or omissions;

(xxix)                expenses allocable directly and solely to the retail premises of the Building (including, without limitation, plate glass insurance for retail premises);

(xxx)                   all costs of relocating tenants in the Building;

(xxxi)                any costs (including electricity) incurred in connection with providing supplemental condenser water to other tenants;

(xxxii)             any costs that duplicate costs for which Landlord is reimbursed by Tenant under other provisions of this Lease;

(xxxiii)          any costs that duplicate costs for which Landlord is directly reimbursed by any other party (as opposed to reimbursement of Operating Expenses);

(xxxiv)         all costs of acquiring or replacing any separate electrical meter Landlord may provide to measure exclusive service to any of the other tenants or other occupants in the Building;

(xxxv)            any increased insurance costs reimbursed directly to Landlord by a tenant, including, without limitation, Tenant, pursuant to their respective leases;

(xxxvi)         all charitable contributions and political contributions and all dues to professional and lobbying associations other than BOMA dues;

(xxxvii)            all bad debt losses and reserves for bad debts;

(xxxviii)         all expenditures for repairing and/or replacing any defect in any work within rentable space in the Building leased to other tenants if required to be performed by Landlord pursuant to the provisions of any lease;

(xxxix)         any off-site general and administrative expenses (except for auditing, accounting and payroll and any other off-site general or administrative expenses which are customarily included in Operating Expenses in Comparable Buildings (“Comparable Buildings” defined as comparable Class A office buildings of similar age and size in downtown Chicago, Illinois));

(xl)                              all costs and expenses incurred by Landlord in connection with any obligation of Landlord to indemnify any Building tenant (including, without limitation, Tenant) pursuant to its lease or otherwise to the extent not covered by insurance;

(xli)                           all costs (including, without limitation, any taxes and assessments) allocable and attributable directly and solely to any revenue generating signs or other tenants’ or occupants’ signs or any other revenue producing item, the revenue of which is not used to reduce operating expenses;

(xlii)                        all entertaining, dining and travel expenses other than travel expenses directly related to property management of the Building;

(xliii)                     all rents due under superior lease(s) and all other expenses incurred in connection with superior lease(s); and

(xliv)                    all costs of placing any areas of the Building in compliance with any applicable Law existing as of the date of execution of this Lease including the ADA as interpreted and applied as of the date of execution of the Lease (including costs incurred with respect to claims or enforcement of claims based upon non-compliance with any applicable Law existing as of the date of execution of this Lease including the ADA), except for placing the Common Areas or other non-leasable areas in compliance with any amendments or changes to any applicable Law existing as of the date of execution of this Lease including the ADA or any change in the interpretation thereof by any governmental agencies after the date of this Lease.  Nothing contained in this exclusion is intended to create any liability or obligation on behalf of Landlord for ADA compliance within the Premises, it being understood that the Premises are being delivered “as is” and therefore Tenant shall be responsible for ADA compliance in the Premises.

With respect to any calendar year or partial calendar year in which the Building is not occupied to the extent of 95% of the rentable area thereof, Operating Expenses which vary with occupancy for such period shall, for the purposes hereof, be increased to the amount which would have been incurred had the Building been occupied to the extent of 95% of the rentable area thereof; provided that Landlord shall not collect more than 100% of the actual costs incurred in operating the Building from the tenants of the Building.

Furthermore, Tenant shall not be obligated to pay any increase in controllable Operating Expenses exceeding 5.0% of the Controllable Operating Expenses due for any calendar year under the Lease for the previous calendar year (such 5.0% cap to be determined on a compounded and cumulative basis).  “Controllable Operating Expenses” shall mean all Operating Expenses other than union labor costs, insurance costs, all governmentally mandated costs and expenses (including all taxes of any kind, to the extent such taxes are included in Operating Expenses hereunder), utility costs, and weather related costs.  Management fees shall also be excluded from Controllable Operating Expenses because management fees are separately capped at 3(B)(g) above.

(C)                               Manner of Payment.  Taxes and Operating Expenses shall be paid in the following manner:

(i)                                     Landlord shall reasonably estimate in advance the amounts Tenant shall owe for Taxes and Operating Expenses for any full or partial calendar year of the Term and deliver such estimate to Tenant not later than fifteen (15) days prior to each applicable calendar year.  In such event, Tenant shall pay such estimated amounts, on a monthly basis in installments equal to one-twelfth of the annual estimate, on or before the first day of each calendar month, together with Tenant’s payment of Base Rent.  Such estimate may be reasonably adjusted from time to time by Landlord, but Landlord may only make said adjustment two (2) times per calendar year.

(ii)                                  Within one hundred and twenty (120) days after the end of each calendar year, Landlord shall provide a statement (the “Statement”) to Tenant showing:  (a) the amount of actual Taxes and Operating Expenses for such calendar year, with a listing of amounts for major categories of Operating Expenses, (b) any amount paid by Tenant towards Taxes and Operating Expenses during such calendar year on an estimated basis, and (c) any revised estimate of Tenant’s obligations for Taxes and Operating Expenses for the current calendar year.

(iii)                               If the Statement shows that Tenant’s estimated payments were less than Tenant’s actual obligations for Taxes and Operating Expenses for such year, Tenant shall pay the difference.  If the Statement shows an increase in Tenant’s estimated payments for the current calendar year, Tenant shall pay the difference between the new and former estimates, for the period from January 1 of the current calendar year through the month in which the Statement is sent.  Tenant shall make such payments within thirty (30) days after Landlord sends the Statement.

(iv)                              If the Statement shows that Tenant’s estimated payments exceeded Tenant’s actual obligations for Taxes and Operating Expenses, Tenant shall receive a credit for the difference against payments of Rent next due.  If the Term shall have expired and no further Rent shall be due, Tenant shall receive a refund of such difference, within thirty (30) days after Landlord sends the Statement.

(v)                                 In lieu of providing one Statement covering Taxes and Operating Expenses, Landlord may provide separate statements, at the same or different times.  No delay by Landlord in providing the Statement (or separate statements) shall be deemed a default by Landlord or a waiver of Landlord’s right to require payment of Tenant’s obligations for actual or estimated Taxes or Operating Expenses; provided, however, that subject to 3(B)(xv) above, any expense paid by Landlord during any calendar year and not included in the Statement (or billed to Tenant) for such calendar year or the following calendar year may not be billed to or collected from Tenant.

(D)                               Proration.  If the Term commences other than on January 1, or ends other than on December 31, Tenant’s obligations to pay estimated and actual amounts towards Taxes and Operating Expenses for such first or final calendar years shall be prorated to reflect the portion of such years included in the Term.  Such proration shall be made by multiplying the total estimated or actual (as the case may be) Taxes and Operating Expenses, for such calendar years, by a fraction, the numerator of which shall be the number of days of the Term during such calendar year, and the denominator of which shall be three hundred and sixty-five (365).

(E)                                Landlord’s Records; Audit.  Landlord shall maintain records respecting Taxes and Operating Expenses and determine the same in accordance with generally accepted accounting principles (“GAAP”).  Taxes are currently calculated on a cash basis and Operating Expenses on an accrual basis.  Landlord reserves the right to change between accrual and cash systems of accounting provided that, in such event, Landlord shall make reasonable and appropriate adjustments to ensure that each calendar year includes substantially the same recurring items.  Provided no Default then exists, after receiving an annual Statement and giving Landlord thirty (30) days prior written notice thereof, Tenant may inspect or audit Landlord’s records relating to Operating Expenses and/or Taxes for the period of time covered by such Statement in accordance with the following provisions.  If Tenant fails to object to the calculation of Operating Expenses on an annual Statement within one hundred twenty (120) days after the Statement has been delivered to Tenant or if Tenant fails to conclude its audit or inspection within one hundred eighty (180) days after the Statement has been delivered to Tenant, then Tenant shall have waived its right to object to the calculation of Operating Expenses for the year in question and the calculation of Operating

Expenses set forth on such Statement shall be final.  Tenant’s audit or inspection shall be conducted where Landlord maintains its books and records, shall not unreasonably interfere with the conduct of Landlord’s business, and shall be conducted only during business hours reasonably designated by Landlord.  Tenant shall pay the cost of such audit or inspection unless either the total Operating Expenses or Taxes for the period in question is determined to be in error by more than 5% or more of either Tenant’s Prorata Share of Operating Expenses or Tenant’s Prorata Share of Taxes, in which case Landlord shall pay the audit cost.  Tenant may not conduct an inspection or have an audit performed more than once during any calendar year.  If such inspection or audit reveals that an error was made in the Operating Expenses or Taxes previously charged to Tenant, then Landlord shall refund to Tenant any overpayment of such costs, or Tenant shall pay to Landlord any underpayment of such costs, as the case may be, within thirty (30) days after notification thereof.  Tenant shall maintain the results of each such audit or inspection confidential and shall not be permitted to use any third party to perform such audit or inspection other than an independent firm of certified public accountants with at least ten (10) years of experience reviewing office building expense reconciliations: (1) which is not compensated on a contingency fee basis or in any other manner which is dependent upon the results of such audit or inspection (and Tenant shall deliver the fee agreement or other similar evidence of such fee agreement to Landlord upon request), and (2) which agrees with Landlord in writing to maintain the results of such audit or inspection confidential.  Nothing in this section shall be construed to limit, suspend, or abate Tenant’s obligation to pay Rent when due, including Additional Rent.

(F)                                 Rent and Other Charges.  “Additional Rent” means Tenant’s Prorata Share of Taxes and Tenant’s Prorata Share of Operating Expenses.  Base Rent, Additional Rent and any other amounts which Tenant is or becomes obligated to pay Landlord under this Lease or other agreement entered in connection herewith, are sometimes herein referred to collectively as “Rent,” and all remedies applicable to the non-payment of Rent shall be applicable thereto.  Rent shall be paid at any office maintained by Landlord or its agent at the Property or at such other place as Landlord may designate.

ARTICLE 4

Use and Rules

Tenant shall use the Premises for general, executive and administrative office use and ancillary uses and for no other purpose without Landlord’s express written consent, which consent shall not be unreasonably withheld, in compliance with all applicable Laws and all covenants, conditions and restrictions of record applicable to Tenant’s use or occupancy of the Premises, and without disturbing or interfering with any other tenant or occupant of the Property.  Tenant shall not use the Premises in any manner so as to cause a cancellation of Landlord’s insurance policies or an increase in the premiums thereunder.  The Premises may not include a fitness center, ATM, travel agency, child care facility, auditorium, servery or cafeteria (but lunchrooms and kitchens for use by Tenant’s employees are permitted provided cooking may only be performed with microwaves, toasters, and similar small appliances.  Tenant shall comply with, and shall cause its permitted subtenants, permitted assignees, invitees, employees, contractors and agents to comply with, all rules set forth in Rider One attached hereto (the “Rules”), provided that in the event of a conflict between the Rules and this Lease, this Lease shall govern.  In addition, all contractors shall be required to follow Landlord’s reasonable rules and regulations for construction in the Building and Landlord may require that, prior to performing any work in the Building, each contractor execute a copy of Landlord’s rules to evidence such contractor’s agreement to so comply.  Landlord shall have the right to reasonably amend such Rules and supplement the same with other reasonable Rules (not expressly inconsistent with this Lease) relating to the Property, or the promotion of safety, care, cleanliness or good order therein, and all such amendments or new Rules shall be binding upon Tenant after ten (10) days’ prior written notice thereof to Tenant.  All Rules shall be applied on a non-discriminatory basis, but nothing herein shall be construed to give Tenant or any other

Person any claim, demand or cause of action against Landlord arising out of the violation of such Rules by any other tenant, occupant, or visitor of the Property, or out of the enforcement or waiver of the Rules by Landlord in any particular instance.  Notwithstanding anything to the contrary contained in this Lease, the Premises may not be used for any of the purposes listed on Exhibit C.

ARTICLE 5

Services and Utilities

Landlord shall provide the following services and utilities (the cost of which shall be included in Operating Expenses unless otherwise stated herein):

(A)                               Electricity to the Premises shall not be furnished by Landlord, but shall be furnished, at Tenant’s cost, by the applicable utility company.  Landlord shall permit Tenant to receive such electrical service for standard office lighting fixtures, equipment and accessories through Landlord’s wires and conduits, to the extent available and based on the safe and lawful capacity of the existing electrical circuit(s) and facilities serving the Premises, provided:  (1) the connected electrical load of all of the same does not exceed an average of seven (7) watts per rentable square foot of the Premises (Landlord represents and warrants that at least seven (7) watts per rentable square foot of the Premises of connected electrical load is, and during the Term shall be, available to the Premises for lights and outlets) and (2) the safe and lawful capacity of the existing electrical circuit(s) serving the Premises is not exceeded.  Tenant shall be responsible for the payment of the cost of all modifications to the existing electrical circuit(s) and facilities serving the Premises and, in accordance with Section 5(G) below, the cost of all electricity furnished to the Premises, including electricity used during the performance of janitor service, the making of alterations or repairs in the Premises, or the operation of any special air conditioning systems which may be required for data processing or computer equipment or other special equipment or machinery installed by Tenant.

(B)                               Heat and air-conditioning at such temperatures and in such amounts as are standard for Comparable Buildings from 8:00 a.m. until 6:00 p.m. Monday through Friday and 8:00 a.m. until 1:00 p.m. on Saturday, except on Holidays (“Business Hours”).  “Holidays” shall mean New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, the day after Thanksgiving Day, and Christmas Day.  Landlord’s current rate for providing after-hours heating is $105 per zone per hour, for after-hours cooling is $134 per zone per hour, plus (in both instances) a start-up fee of $26.50, which rates remain subject to change from time to time.  Landlord shall not be responsible for inadequate air-conditioning or ventilation to the extent the same occurs because Tenant’s use of power exceeds seven (7) watts per square foot without providing adequate air-conditioning and ventilation therefor or if the number of individuals exceeds one (1) individual per one hundred fifty (150) rentable square feet.

(C)                               Water for drinking, lavatory and toilet purposes at those points of supply provided for nonexclusive general use of other tenants at the Property.

(D)                               Customary office cleaning and trash removal service Monday through Friday in and about the Premises, in a manner consistent with janitorial services at other Comparable Buildings in downtown Chicago, Illinois.  Nightly janitorial service shall not be provided before 5:00 p.m.

(E)                                Operatorless passenger elevator service and freight elevator service (subject to scheduling by Landlord) in common with Landlord and other tenants and their contractors, agents and visitors.  At least two (2) passenger elevators per bank serving the Premises shall be subject to call at all times. Landlord shall use commercially reasonable efforts to minimize any interruption in elevator service.

(F)                                 If reasonable and feasible, Landlord shall seek to provide extra utilities or services requested by Tenant provided the request does not involve modifications or additions to existing Systems and Equipment.  Without limitation, if available Landlord shall make chilled water available to a point on each floor of the Building for Tenant’s supplemental chilled water cooling needs. If Tenant uses such supplemental chilled water, Tenant shall pay Landlord’s standard rates for such chilled water based on Tenant’s usage or other reasonable method of cost allocation determined by Landlord.  Tenant shall pay for extra utilities or services at rates set by Landlord in its reasonable discretion.  Payment shall be due at the same time as Base Rent or, if billed separately, shall be due within thirty (30) days after billing.  If Tenant shall fail to make any payment for additional services, Landlord may, in addition to all other remedies available to Landlord, discontinue the additional services after thirty (30) days’ prior written notice to Tenant.  Landlord may install and operate meters or any other reasonable system for monitoring or estimating any services or utilities used by Tenant in excess of those required to be provided by Landlord under this Article (including a system for Landlord’s engineer to reasonably estimate any such excess usage).  If such system indicates such excess services or utilities, Tenant shall pay Landlord’s reasonable charges for installing and operating such system and any supplementary air-conditioning, ventilation, heat, electrical or other systems or equipment (or adjustments or modifications to the existing Systems and Equipment), and Landlord’s reasonable charges for such amount of excess services or utilities used by Tenant.  Landlord may impose a reasonable charge for any utilities and services, including, without limitation, air conditioning, electricity, and water, provided by Landlord by reason of:  (i) any use of the Premises at any time other than the hours set forth above; (ii) any utilities or services beyond what Landlord agrees herein to furnish; or (iii) special electrical, cooling and ventilating needs created by Tenant’s telephone equipment, computer, electronic data processing equipment, copying equipment and other such equipment or uses in excess of normal office use.

(G)                               Electricity used by Tenant in the Premises shall be paid by Tenant by a separate charge billed by the applicable utility company and payable directly by Tenant.  If the Premises are not separately metered for electricity, Tenant shall install a separate meter as part of Tenant’s initial build out Work in accordance with Exhibit B and the Construction Allowance may be used to pay for the meter.  Electrical service to the Premises may be furnished by one or more companies providing electrical generation, transmission and distribution services, and the cost of electricity may consist of several different components or separate charges for such services, such as generation, distribution and stranded cost charges.  Landlord shall have the exclusive right (i) to choose the company or companies to provide electrical service to the Property and the Premises, (ii) to aggregate the electrical service for the Property and the Premises with other buildings or properties, (iii) to purchase electrical service through an agent, broker or buyer’s group, and (iv) to change the electrical service provider or manner of purchasing electrical service from time to time.

(H)                              Landlord shall use reasonable efforts to restore any service required of it that becomes unavailable; however, such unavailability shall not render Landlord liable for any damages caused thereby, be a constructive eviction of Tenant, constitute a breach of any implied warranty, or, except as provided in the next sentence, entitle Tenant to any abatement of Tenant’s obligations hereunder.  If, however, Tenant is prevented from using (i) all of the Premises or (ii) all of the Premises located on a particular floor of the Building because of the unavailability of any service to be provided by Landlord hereunder or lack of elevator access to the Premises for a period of five (5) consecutive business days following Landlord’s receipt from Tenant of a written notice regarding such unavailability and such unavailability was not caused by or through Tenant or a governmental directive, then Tenant shall, as its exclusive remedy be entitled to a reasonable abatement of Rent (in proportion to the square footage of the Premises unable to be used due to such interruption of service) for each consecutive day (after such five (5) business day period) that Tenant is so prevented from using all of the Premises or all of the Premises located on a particular floor of the Building.  Landlord in no event shall be liable for damages by reason of loss of profits, business interruption or other consequential damages.

ARTICLE 6

Alterations and Liens

Tenant shall not make any additions, changes, alterations or improvements (“Alterations”) outside the Premises without the prior written consent of Landlord; provided, that if another Section of this Lease addresses the specific Alteration outside the Premises at issue, then that specific section of the Lease shall control the performance of such Alteration and Tenant shall not be required to obtain the consent of Landlord with respect thereto pursuant to this Article 6 (except to the extent such other Section of this Lease contemplates that Landlord will have the right to consent to the same).  After the initial Work provided for in Exhibit B attached hereto, Tenant shall not make any Alterations within the Premises without the prior written consent of Landlord, which shall not be unreasonably withheld, conditioned or delayed; provided that: (1) Tenant may, without the necessity of Landlord’s prior consent, perform any Alterations which do not affect the structure of the Building or the Systems and Equipment, provided that such Alterations (in either case, “Non Consent Alterations”): (a) are decorative in nature, including painting and carpeting, regardless of the cost thereof, or (b) cost One Hundred Thousand Dollars ($100,000) or less in any project or series of related projects; and (2) Tenant shall provide Landlord with prior notice (which may be made by telephone or email to the office of the Building) of any such Non-Consent Alterations if Tenant will employ third-party contractors or subcontractors in connection therewith.  Notwithstanding anything to the contrary contained herein, the term “Alterations” shall not include the installation, relocation or removal of personal property, furniture, fixtures, moveable equipment, wiring or cabling in the Premises by or on behalf of Tenant, and Tenant shall not be required to obtain the consent of (or provide notice to) Landlord with respect thereto (except as provided in Article 25 below with respect to the Lines described therein).  In connection with any Alterations proposed by Tenant which are not Non-Consent Alterations and therefore require Landlord’s consent hereunder (“Consent Alterations”), Landlord may impose reasonable requirements as a condition of such consent including the submission of plans and specifications for Landlord’s prior written approval, obtaining necessary permits, obtaining insurance required hereunder, reasonable prior approval of contractors and subcontractors, delivery of contractor and subcontractor lien waivers (in customary form) as work proceeds, affidavits listing all contractors, subcontractors and suppliers (in customary form), use of union labor (if the Building uses union labor), information acceptable to Landlord in Landlord’s reasonable discretion demonstrating that the Alterations will not adversely affect the Systems and Equipment or the structure of the Property, and reasonable requirements as to the manner and times in which such Alterations shall be done if the Alterations will impact other tenants or occupants, Systems and Equipment or Common Areas in any material respect. Landlord shall deliver notice of its consent or withholding of consent in connection with any Consent Alterations proposed by Tenant within 20 days after Landlord receives notice of the same from Tenant together with all supporting information reasonably requested by Landlord (which notice of Landlord shall, in the case of a withholding of consent, contain a description of the reasons for Landlord’s withholding of consent), it being agreed that if Landlord fails to deliver any such notice within such 20 day period, Tenant may deliver a second written notice to Landlord advising of such failure, and if Landlord thereafter fails to deliver notice of its consent or withholding of consent within five (5) days of Landlord’s receipt of such second notice (which consent may be withheld if Landlord is waiting for additional information from Tenant pertaining to such Consent Alterations), Landlord shall be conclusively deemed to have consented to the proposed Consent Alterations.  Landlord shall advise Tenant in writing at the time of Landlord’s approval of any Consent Alteration whether or not Tenant will be required to remove such Consent Alteration at the end of the Term of the Lease.  All Alterations performed by Tenant shall be performed in a good and workmanlike manner and all materials used shall be comparable to or better than those in the Premises and Property.  In the event Tenant requests Landlord to perform any Alterations, Landlord may charge Building standard fees (i.e., those fees charged to substantially all of the tenants in the Building from time to time) for same.  Regardless of who performs Alterations, Tenant shall reimburse Landlord for Landlord’s actual cost of retaining a third party engineer or other third party consultant to review Tenant’s plans and specifications for any Consent Alterations and, if Tenant proposes to perform any Alterations outside of normal Building hours, Tenant shall pay Landlord Landlord’s Building standard charges for operation of the Building’s loading docks and/or freight elevator (if necessary in connection therewith).  Consent or supervision by Landlord shall not be deemed a warranty as to the adequacy of the design, workmanship or quality of materials of any Alterations by Tenant, and Landlord hereby expressly disclaims any responsibility or liability for the same.  Landlord shall under no circumstances have any obligation to repair, maintain or replace any Alterations made by or on behalf of Tenant.  Notwithstanding anything to the contrary in the foregoing, the terms of this paragraph shall govern the performance, construction and installation of any Alterations constructed by Tenant after the completion of the Work described in Exhibit B only, and shall not (except as expressly set forth in Exhibit B) apply to the performance, construction or installation of the Work (it being acknowledged that Exhibit B addresses and governs such performance, construction and installation of the Work).  Regardless of whether Landlord’s consent is required, anytime Tenant engages a contractor to perform work at the Property, all Tenant’s contractors shall be required to follow Landlord’s reasonable rules and regulations for construction in the Building of which Tenant has received prior written notice and Landlord may require that, prior to performing any work in the Building, each contractor execute a copy of Landlord’s rules to evidence such contractor’s agreement to so comply.

Tenant shall keep the Property and Premises free from any mechanic’s, materialman’s or similar liens or other such encumbrances in connection with any Tenant Work on or respecting the Premises not performed by or at the request of Landlord, and shall indemnify and hold Landlord harmless from and against any claims, liabilities,  judgments, or costs (including reasonable attorneys’ fees) arising out of the same or in connection therewith.  Tenant shall remove any such lien or encumbrance by bond, or provide a title insurance endorsement (or other security) or otherwise within thirty (30) days after written notice by Landlord, and if Tenant shall fail to do so, Landlord may pay the amount necessary to remove such lien or encumbrance, without being responsible for investigating the validity thereof.  The amount so paid shall be deemed additional Rent under this Lease payable upon demand, without limitation as to other remedies available to Landlord under this Lease.  Nothing contained in this Lease shall authorize Tenant to do any act which shall subject Landlord’s title to the Property or Premises to any lien or encumbrance whether claimed by operation of law or express or implied contract.  Any claim to a lien or encumbrance upon the Property or Premises arising in connection with any Tenant Work on or respecting the Premises not performed by or at the request of Landlord shall be null and void, or at Landlord’s option shall attach only against Tenant’s interest in the Premises and shall in all respects be subordinate to Landlord’s title to the Property and Premises.

All contractors and subcontractors shall be required to procure and maintain insurance against such risks, in such amounts, and with companies with such ratings as Landlord may reasonably require.  Certificates of such insurance, with paid receipts therefor, must be received by Landlord before any work is commenced.  All contracts between Tenant and a contractor must explicitly require the contractor to (a) name Landlord and Landlord’s agents as additional insureds and (b) indemnify and hold harmless Landlord and Landlord’s agents.

ARTICLE 7

Repairs

Except for customary cleaning and trash removal provided by Landlord under Article 5 and damage covered under Article 8, Tenant shall keep the Premises in good condition, working order and repair (including without limitation, carpet, wall-covering, doors, plumbing (from the vertical point of connection for distribution to the Premises, including the tap in to the vertical riser) and other fixtures, equipment, alterations and improvements whether installed by Landlord or Tenant).  Tenant shall be responsible for repair and maintenance of restrooms on any full floors leased by Tenant; Landlord shall be responsible for restroom repair and maintenance on multi-tenant floors except for repair and maintenance the need for which is caused by Tenant or its employees, agents, contractors, or visitors.  In the event that any repairs, maintenance or replacements are required, Tenant shall promptly arrange for the same either through (a) Landlord for such reasonable charges as Landlord may from time to time establish, or (b) contractors that Landlord generally uses at the Property, or (c) other contractors approved in writing in advance by Landlord (which consent shall not be unreasonably withheld, conditioned or delayed).  If Tenant does not make such arrangements and such failure continues for fifteen (15) days after written notice from Landlord, Landlord may, but need not, make such repairs, maintenance and replacements, and the costs paid or incurred by Landlord therefor shall be reimbursed by Tenant promptly after request by Landlord.  Except to the extent caused by the negligence or willful misconduct of Landlord, Tenant shall indemnify Landlord and pay for any repairs, maintenance and replacements to areas of the Property outside the Premises, caused as a result of moving any furniture, fixtures, or other property to or from the Premises, or by Tenant or its employees, agents, contractors, or visitors (notwithstanding anything to the contrary contained in this Lease).  Except as provided in the preceding sentence, or for damage covered under Article 8, Landlord shall keep the Building structure and Common Areas of the Property and the Systems and Equipment in good condition, working order and repair (the cost of which may be included in Operating Expenses, to the extent permitted under Article 3 hereof).

ARTICLE 8

Casualty Damage

Subject to Article 6 and the remainder of this Article 8, Landlord shall use available insurance proceeds to restore the Premises or any Common Areas of the Property providing access thereto which are damaged by fire or other casualty during the Term.  Such restoration shall be to substantially the condition prior to the casualty, except for modifications required by zoning and building codes and other Laws or by any Holder, any other modifications to the Common Areas deemed desirable by Landlord (provided access to the Premises is not materially impaired), and except that Landlord shall not be required to repair or replace any of Tenant’s furniture, furnishings, fixtures or equipment, or any Alterations, or tenant improvements.  Landlord shall not be liable for any inconvenience or annoyance to Tenant or its visitors, or injury to Tenant’s business resulting in any way from such damage or the repair thereof.  However, Landlord shall allow Tenant a proportionate abatement of Base Rent and Additional Rent during the time and to the extent the Premises are unfit for occupancy for the purposes permitted under this Lease and not occupied by Tenant as a result thereof, commencing on the date of such destruction or damage and ending with:  (i) the completion by Landlord of such work or repair and/or restoration as Landlord is obligated to do; and (ii) the expiration of a period of one hundred twenty (120) days thereafter to enable Tenant to perform alterations and improvements and refixture the Premises and reopen for business, but said one hundred twenty (120) day period shall be deemed to have ended if Tenant shall reopen for business prior to the expiration thereof.  Notwithstanding the foregoing, Landlord may terminate this Lease by giving Tenant written notice of  termination within sixty (60) days after the date of damage (such termination notice to include a termination date providing at least ninety (90) days for Tenant to vacate the Premises), if the Property shall be damaged by fire or other casualty such that:  (a) an independent architect or general contractor selected by Landlord estimates that Landlord’s repairs to the Premises and access thereto cannot reasonably be completed within two hundred seventy (270) days after the casualty without the payment of overtime or other premiums, (b) more than twenty-five percent (25%) of the Premises is affected by the damage and fewer than twelve (12) months remain in the Term (unless Tenant exercises an available renewal option), or (c) any Holder shall require that the insurance proceeds or any portion thereof be used to retire the Mortgage debt, or, (d) Landlord is maintaining the insurance required to be carried by Landlord pursuant to Section 9(D) of this Lease, but the damage is not fully covered by Landlord’s insurance policies (excluding the deductible).  If Landlord does not elect to terminate the Lease as provided above, Landlord shall send Tenant a written estimate, from an independent architect or general contractor selected by Landlord, of the amount of time reasonably required to repair and restore the Premises and access thereto, as the case may be (“Completion Estimate”“). Tenant may terminate this Lease by giving Landlord written notice of termination within sixty (60) days after Tenant’s receipt of the Completion Estimate (such termination notice to include a termination date providing not more than ninety (90) days for Tenant to vacate the Premises), if the Property shall be damaged by fire or other casualty such that:  (a) the Completion Estimate estimates that Landlord’s repairs to the Premises and access thereto cannot reasonably be completed within two hundred seventy (270) days after the casualty without the payment of overtime or other premiums, or (b) more than twenty-five percent (25%) of the Premises is affected by the damage and fewer than twelve (12) months remain in the Term.  Furthermore, if neither Landlord nor Tenant terminates this Lease as provided above and Landlord undertakes but fails to substantially complete Landlord’s restoration of the Premises and access thereto within two hundred seventy (270) days after the casualty (“270 Day Period,” provided, however that such 270 Day Period may be extended up to three hundred sixty-five (365) days after the casualty if Landlord is actively, diligently and continuously restoring the Premises and access thereto, as the case may be (such 365 day period not being subject to extension as a result of Force Majeure Delays) (the “Outside Completion Date”“), Tenant may terminate this Lease by giving Landlord written notice of termination at any time after the Outside Completion Date but prior to such substantial completion (such termination notice to include a termination date providing not more than thirty (30) days for Tenant to vacate the Premises).  Tenant agrees that Landlord’s obligation to restore, the abatement of Rent and the termination options provided herein, shall be Tenant’s sole recourse in the event of such damage, and waives any other rights Tenant may have under any applicable Law to terminate the Lease by reason of damage to the Premises or Property.  Tenant acknowledges that this Article represents the entire agreement between the parties respecting casualty damage to the Premises or the Property.

ARTICLE 9

Insurance, Subrogation, and Waiver of Claims

(A)                               Tenant shall not conduct or permit to be conducted any activity, or place or permit to be placed any equipment or other item in or about the Premises, the Building or the Property, which will in any way materially increase the rate of property insurance or other insurance on the Property.  If any increase in the rate of property or other insurance is due to any activity, equipment or other item of Tenant, then (whether or not Landlord has consented to such activity, equipment or other item) Tenant shall pay as additional rent due hereunder the amount of such increase.  The statement of any applicable insurance company or insurance rating organization (or other organization exercising similar functions in connection with the prevention of fire or the correction of hazardous conditions) that an increase is due to any such activity, equipment or other item shall be conclusive evidence thereof.

(B)                               Throughout the Term, Tenant shall obtain and maintain the following insurance coverages written with companies with an A.M. Best A-,VIII or better rating and S&P rating of at least A-:

(i)                                     Commercial General Liability (“CGL”) insurance (written on an occurrence basis) with limits not less than One Million Dollars ($1,000,000) combined single limit per occurrence, Two Million Dollar ($2,000,000) annual general aggregate (on a per location basis), Two Million Dollars ($2,000,000) products/completed operations aggregate, One Million Dollars ($1,000,000) personal and advertising injury liability, Fifty Thousand Dollars ($50,000) fire damage legal liability.  CGL insurance shall be written on a current ISO occurrence form (or a substitute form providing equivalent or broader coverage) and shall cover liability arising from Premises, operations, independent contractors, products-completed operations, personal injury, advertising injury and liability assumed under an insured contract.

(ii)                                  Workers Compensation insurance as required by the applicable state law, and Employers Liability insurance with limits not less than One Million Dollars ($1,000,000) for each accident, One Million Dollars ($1,000,000) disease policy limit, and One Million Dollars ($1,000,000) disease each employee.

(iii)                               Commercial Auto Liability insurance (if applicable) covering automobiles owned, hired or used by Tenant in carrying on its business with limits not less than One Million Dollars ($1,000,000) combined single limit for each accident.

(iv)                              Umbrella/Excess Insurance coverage on a follow form basis in excess of the CGL, Employers Liability and Commercial Auto Policy with limits not less than Five Million Dollars ($5,000,000) per occurrence and Five Million Dollars ($5,000,000) annual aggregate.

(v)                                 Special Form Property Insurance covering Tenant’s property, furniture, furnishings, fixtures, improvements, and equipment located at the Building.  If Tenant is responsible for any machinery, Tenant shall maintain boiler and machinery insurance.

(vi)                              Business Interruption and Extra Expenses insurance in amounts typically carried by prudent tenants engaged in similar operations.  Such insurance shall reimburse Tenant for direct and indirect loss of earnings and extra expense attributable to all perils insured against.  Tenant may choose to self-insure or retain this risk. However, in no event shall Landlord be liable for any business interruption or other consequential loss sustained by Tenant, whether or not this risk is insured.

(vii)                           Builder’s Risk (or Building Constructions) insurance during the course of construction of any Alteration, including during the performance of Tenant’s Work and until completion thereof.  Such insurance shall be on a form covering Landlord, Landlord’s architects, Landlord’s contractor or subcontractors, Tenant and Tenant’s contractors, as their interest may appear, against loss or damage by fire, vandalism, and malicious mischief and other such risks as are customarily covered by the so-called “broad form extended coverage endorsement” upon all Alterations or Tenant’s Work in place and all materials stored at the Premises, and all materials, equipment, supplies and temporary structures of all kinds incident to Alterations or Tenant’s Work and builder’s machinery, tools and equipment, all while forming a part of, or on the Premises, or when adjacent thereto, while on drives, sidewalks, streets or alleys, all on a completed value basis for the full insurable value at all times.  Said Builder’s Risk Insurance shall contain an express waiver of any right of subrogation by the insurer against Landlord, its agents, employees and contractors.

(C)                               Landlord and Landlord’s agents shall be endorsed on each policy as additional insureds as it pertains to the CGL, Umbrella, and Auto policy, and coverage shall be primary and noncontributory.  Landlord shall be a loss payee on the Property policy in respect of Tenant’s improvements installed or paid for by Landlord.  All insurance shall (1) contain an endorsement that such policy shall remain in full force and effect notwithstanding that the insured may have waived its right of action against any party prior to the occurrence of a loss (Tenant hereby waiving its right of action and recovery against and releasing Landlord and Landlord’s agents, employees, contractors, invitees, successors and assigns from any and all liabilities, claims and losses for which they may otherwise be liable to the extent Tenant is covered by insurance carried or required to be carried under this Lease; for purposes hereof, any deductibles under Tenant’s insurance policies shall be deemed to be “covered” by such insurance policy as of there were no deductible, except if the underlying loss is caused by Landlord’s negligence or willful misconduct and provided that Landlord shall not be responsible for any deductible in excess of $250,000); (2) provide that the insurer thereunder waives all right of recovery by way of subrogation against Landlord and Landlord’s representatives in connection with any loss or damage covered by such policy (and Tenant shall provide evidence of such waiver); and (3) be acceptable in form and content to Landlord.  Tenant shall cause its insurance carrier to provide Landlord with 30 days advance notice (10 days for non-payment of premium) of any cancellation, failure to renew, reduction of amount of insurance or material change in Tenant’s insurance coverage if it is reasonable and customary for an office tenant in the Building’s submarket to obtain such an undertaking from its insurance carrier.  In the event Tenant’s insurance carrier will not agree to provide Landlord advance notice as aforesaid, then Tenant shall give Landlord notice of cancellation, failure to renew, reduction of amount of insurance, or material change of Tenant’s insurance coverage no later than two (2) business days after Tenant learns of such cancellation, failure to renew, reduction of amount of insurance, or material change of coverage.  Tenant shall be responsible for any deductible or self-insured retention contained within its insurance programs.  Landlord reserves the right from time to time to reasonably require higher minimum amounts or different types of insurance provided that landlords of Comparable Buildings have similar requirements.  Tenant shall deliver an ACORD 25 certificate or its equivalent with respect to all liability and personal property insurance and an ACORD 28 certificate or its equivalent with respect to all commercial property insurance and receipts evidencing payment therefor (and, upon request, copies of all required insurance policies, including endorsements and declarations, provided that Landlord shall not require copies of policies so long as Tenant is Standard Parking Corporation or a Permitted Transferee) to Landlord on or before the Commencement Date and at least annually thereafter.  If Tenant fails to provide evidence of insurance required to be provided by Tenant hereunder, prior to commencement of the Lease Term and thereafter within thirty (30) days following Landlord’s request during the Term (and in any event within thirty (30) days prior to the expiration date of any such coverage, any other cure or grace period provided in this Lease not being applicable hereto), Landlord shall be authorized (but not required) after ten (10) days’ prior notice to procure such coverage in the amount stated with all costs thereof to be chargeable to Tenant and payable as additional rent upon written invoice therefor.

(D)                               Landlord agrees to carry and maintain special form property insurance (with replacement cost coverage) covering the Building and Landlord’s property therein in the amount of the full replacement cost of the Building and Landlord’s property therein (less deductible).  Notwithstanding anything to the contrary set forth in this Lease,  Landlord hereby waives its right of recovery against Tenant and releases Tenant from any and all liabilities, claims and losses for which Tenant may otherwise be liable to the extent Landlord receives proceeds from its property insurance therefor (or would have if Landlord had carried the insurance required to be carried hereunder).  For purposes hereof, any deductibles under Landlord’s insurance policies shall be deemed to be “covered” by such insurance policies as if there were no deductible, except if the underlying loss is caused by Tenant’s negligence or willful misconduct and provided that Tenant shall not be responsible for any deductible in excess of $250,000.  Landlord shall secure a waiver of subrogation endorsement from its insurance carrier.  Landlord also agrees to carry and maintain commercial general liability insurance in limits it reasonably deems appropriate (but in no event less than the limits required by Tenant pursuant to Section 9(B)).  Landlord may elect to carry such other additional insurance or higher limits as it reasonably deems appropriate.  Tenant acknowledges that Landlord shall not carry insurance on, and shall not be responsible for damage to, Tenant’s personal property or any Alterations (including Tenant’s Work), and that Landlord shall not carry insurance against, or be responsible for any loss suffered by Tenant due to, interruption of Tenant’s business.

ARTICLE 10

Condemnation

If (a) the whole or any material part of the Premises or the Property shall be taken by power of eminent domain or condemned by any competent authority for any public or quasi-public use or purpose; (b) any adjacent property or street shall be so taken or condemned, or reconfigured or vacated by such authority in such manner as to require the use, reconstruction or remodeling of the whole or any material part of the Premises or the Property, or (c) Landlord shall grant a deed or other instrument in lieu of such taking by eminent domain or condemnation, then Landlord shall have the option to terminate this Lease upon ninety (90) days’ notice, provided such notice is given no later than one hundred eighty (180) days after the date of such taking, condemnation, reconfiguration, vacation, deed or other instrument.  Tenant shall have reciprocal termination rights if the whole or any material part of the Premises is permanently taken or if access to the Premises is permanently and materially impaired.  Landlord shall be entitled to receive the entire award or payment in connection therewith, except that Tenant shall have the right to file any separate claim available to Tenant for any taking of Tenant’s Alterations (to the extent paid for by Tenant and not from proceeds provided by Landlord), Tenant’s personal property and of fixtures belonging to Tenant and removable by Tenant upon expiration of the Term and for moving expenses (so long as such claim does not diminish the award available to Landlord or any Holder, and such claim is payable separately to Tenant).  All Rent shall be apportioned as of the date of such termination, or the date of such taking, whichever shall first occur.  Rent shall be proportionately abated if any part of the Premises shall be taken and this Lease shall not be so terminated.

ARTICLE 11

Return of Possession

At the expiration or earlier termination of this Lease or Tenant’s right of possession of the Premises, Tenant shall surrender possession of the Premises in the condition required under Article 7, ordinary wear and tear, damage by fire or other casualty excepted, and shall surrender all keys, any key cards, and any parking stickers or cards, to Landlord, and advise Landlord as to the combination of any locks or vaults then remaining in the Premises, and shall remove all trade fixtures, furniture, equipment and personal property.  All improvements, fixtures and other items in or upon the Premises (except trade fixtures, furniture, equipment and personal property belonging to Tenant and modular offices if Tenant so elects to utilize), whether installed by Tenant or Landlord, shall be Landlord’s property and shall remain upon the Premises, all without compensation, allowance or credit to Tenant.  However, if at the time of Landlord’s approval of a Consent Alteration, Landlord advised Tenant in writing that Tenant would be required to remove such Consent Alteration at the end of the Term, then Tenant shall remove such Consent Alteration and restore the Premises to the condition prior to the installation of such Consent Alteration; provided Landlord shall not require removal of Tenant’s cabling or any Non Consent Alteration.  Landlord shall advise Tenant in writing at the time of Landlord’s approval of any Consent Alteration whether or not Tenant will be required to remove such Consent Alteration at the end of the Term of the Lease.  If Tenant shall fail to perform any repairs or restoration, or fail to remove any items from the Premises or the Property required hereunder, Landlord may do so, and Tenant shall pay Landlord the reasonable cost thereof upon demand.  Any and all property that may be removed from the Premises or the Property by Landlord pursuant to any provisions of this Lease or any Law, to which Tenant is or may be entitled, may be handled, removed or stored in a commercial warehouse or otherwise by Landlord at Tenant’s risk, cost or expense, and Landlord shall in no event be responsible for the value, preservation or safekeeping thereof.  Tenant shall pay to Landlord, upon demand, any and all reasonable expenses incurred in any removal and all storage charges as long as the same is in Landlord’s possession or under Landlord’s control.  Any property, which is not removed from the Premises or which is not retaken from storage by Tenant within thirty (30) days after expiration or earlier termination of this Lease or of Tenant’s right to possession of the Premises, shall, at Landlord’s option, be conclusively presumed to have been abandoned and thus to have been conveyed by Tenant to Landlord as if by bill of sale without payment by Landlord.  Unless prohibited by applicable Law, Landlord shall have a lien against such property for the costs incurred in removing and storing the same.

ARTICLE 12

Holding Over

Unless Landlord expressly agrees otherwise in writing, if Tenant shall retain possession of the Premises or any part thereof after expiration or earlier termination of this Lease, Tenant shall pay Landlord one hundred fifty percent (150%) of the amount of Rent then applicable (or the highest amount permitted by Law, whichever shall be less) on a per month basis without reduction for partial months during the first ninety (90) days of holdover and two hundred percent (200%) of the amount of Rent then applicable (or the highest amount permitted by Law, whichever shall be less) on a per month basis without reduction for partial months thereafter.  In addition, Tenant shall be responsible for all consequential damages sustained by Landlord on account of Tenant holding over after a thirty (30) day initial grace period.  The foregoing provisions shall not serve as permission for Tenant to hold over, nor serve to extend the Term (although Tenant shall remain bound to comply with all provisions of this Lease until Tenant vacates the Premises, and shall be subject to the provisions of Article 11).  The provisions of this Article do not waive Landlord’s right of re-entry or right to regain possession by actions at law or in equity or any other rights hereunder, and any receipt of payment by Landlord shall not be deemed a consent by Landlord to Tenant’s remaining in possession or be construed as creating or renewing any lease or right of tenancy between Landlord and Tenant.

ARTICLE 13

No Waiver

No provision of this Lease will be deemed waived by either party unless expressly waived in writing signed by the waiving party.  No waiver shall be implied by delay or any other act or omission of either party.  No waiver by either party of any provision of this Lease shall be deemed a waiver of such provision with respect to any subsequent matter relating to such provision, and Landlord’s consent or approval respecting any action by Tenant shall not constitute a waiver of the requirement for obtaining Landlord’s consent or approval respecting any subsequent action.  Acceptance of Rent by Landlord shall not constitute a waiver of any breach by Tenant of any term or provision of this Lease.  No acceptance of a lesser amount than the Rent herein stipulated shall be deemed a waiver of Landlord’s right to receive the full amount due, nor shall any endorsement or statement on any check or payment or any letter accompanying such check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the full amount due.  The acceptance of Rent or of the performance of any other term or provision from any Person other than Tenant, including any Transferee, shall not constitute a waiver of Landlord’s right to approve any Transfer.

ARTICLE 14

Attorneys’ Fees and Jury Trial

In the event of any litigation between the parties, the prevailing party (as determined by the arbiter of the litigation) shall be entitled to obtain, as part of the judgment, all reasonable attorneys’ fees, costs and expenses incurred in connection with such litigation, except as may be limited by applicable Law.  In the interest of obtaining a speedier and less costly hearing of any dispute, the parties hereby each irrevocably waive the right to trial by jury.

ARTICLE 15

Personal Property Taxes, Rent Taxes and Other Taxes

Tenant shall pay prior to delinquency all taxes, charges or other governmental impositions assessed against or levied upon Tenant’s fixtures, furnishings, equipment and personal property located in the Premises, and any Tenant Work to the Premises which is deemed to be personal property by any governmental agency or subdivision thereof.  Whenever possible, Landlord and Tenant shall cooperate in furtherance of causing all such items to be assessed and billed separately from the property of Landlord.  In the event any such items shall be assessed and billed with the property of Landlord, Tenant shall pay Landlord its share of such taxes, charges or other governmental impositions within thirty (30) days after Landlord delivers a statement and a copy of the assessment or other documentation showing the amount of such impositions applicable to Tenant’s property.  Tenant shall pay any rent tax or sales tax, service tax, transfer tax or value added tax, or any other applicable tax on Rent or services provided herein or otherwise respecting this Lease (except to the extent excluded in “Taxes” above). Any amounts payable by Tenant under this Article 15 shall not be in duplication of any payments required to be made by Tenant on account of Additional Rent.

ARTICLE 16

Subordination, Attornment and Mortgagee Protection

This Lease is subject and subordinate to (i) all Mortgages now or hereafter placed upon the Property, and (ii) all other encumbrances and matters of public record applicable to the Property, provided such encumbrances and matters of public record are consistent with and do not interfere in any material respect with the rights of Tenant under this Lease, and further provided that, subject to the remainder of this Article 16 (including, without limitation, subsections (i) — (v) below), a foreclosing lender agrees not to disturb Tenant’s possession and occupancy of the Premises under this Lease so long as Tenant is not in Default.  Notwithstanding anything to the contrary contained herein, the subordination of this Lease, the rights of Tenant in this Lease, and Tenant’s interest and estate in the Property, to Landlord’s existing Mortgage is expressly conditioned upon Tenant and the Holder of Landlord’s existing Mortgage, Metropolitan Life Insurance Company (“MetLife”), entering into a subordination, non-disturbance and attornment agreement (“SNDA”) on an agreeable form as evidenced by the parties’ signatures thereon.  If any foreclosure proceedings are initiated by any Holder, in the event of a non-judicial foreclosure, or a deed in lieu is granted (or if any ground lease is terminated), Tenant agrees to attorn and pay Rent to any Holder which is a successor to Landlord hereunder or a purchaser at a foreclosure sale and to execute and deliver any instruments necessary or appropriate to evidence or effectuate such attornment (provided such Holder or purchaser shall agree to accept this Lease and not disturb Tenant’s occupancy, so long as Tenant does not default and fail to cure within the time permitted hereunder).  However, in the event of attornment, no Holder shall be:  (i) liable for any act or omission of a prior landlord (including Landlord), or subject to any offsets or defenses that Tenant might have against any prior landlord (including Landlord), except to the extent that (A) such act or omission relates to the physical condition of the Premises and is not personal to Landlord, (B) such act or omission is a non-monetary default under the Lease of which Lender was given prior written notice, (C) such default is continuing after Holder takes legal title to the Premises or the Property, (D) such default is susceptible to cure by Holder, and (E) Holder is given a reasonable opportunity to cure such default after Holder has acquired legal title to the Property; provided, however, that in such event Holder’s liability shall be determined as if such default had first arisen on the day Holder acquired legal title to the Premises and provided further that nothing in this provision shall be construed to impose any personal liability on Holder or any liability for consequential or punitive damages by reason of any such default or require Holder to complete any tenant improvements for the Premises; (ii) liable for any security deposit not actually received by such Holder or bound by any prepaid Rent paid more than thirty (30) days before the date such Rent was first due and payable, (iii) bound by any future modification of this Lease not consented to by such Holder (other than amendments made to confirm Tenant’s exercise of an option expressly granted by this Lease, such as Tenant’s right of first offer or an Extension Option); (iv) be bound by any covenant to undertake or complete any improvement to the Property or the Premises, or to reimburse or pay Tenant for the cost of any such improvement; or (v) be required to abide by any provisions for the diminution or abatement of rent.  “Holder” shall mean the holder of any Mortgage at the time in question, and where such Mortgage is a ground lease, such term shall refer to the ground lessor. “Mortgage” shall mean all mortgages, deeds of trust, ground leases and other such encumbrances now or hereafter placed upon the Property or any part thereof and all renewals, modifications, consolidations, replacements or extensions thereof.  Any Holder  may elect to make this Lease prior to the lien of its Mortgage, by written notice to Tenant, and if the Holder of any prior Mortgage shall require, this Lease shall be prior to any subordinate Mortgage.  Tenant shall execute such documentation as Landlord may reasonably request from time to time, in order to confirm the matters set forth in this Article in recordable form.  In the event of any default on the part of Landlord, arising out of or accruing under the Lease, whereby the validity or the continued existence of the Lease might be impaired or terminated by Tenant, or Tenant might have a claim for partial or total eviction, Tenant shall not pursue any of its rights with respect to such default or claim, and no notice of termination of the Lease as a result of such default shall be effective, unless and until Tenant has given written notice of such default or claim to the applicable Holder (but not later than the time that Tenant notifies Landlord of such default or claim) and granted to such Holder a reasonable time, which shall not be less than the greater of (i) the period of time granted to Landlord under the Lease, or (ii) thirty (30) days, after the giving of such notice by Tenant to such Holder, to cure or to undertake the elimination of the basis for such default or claim, after the time when Landlord shall have become entitled under the Lease to cure the cause of such default or claim; it being expressly understood that (a) if such default or claim cannot reasonably be cured within such cure period, such Holder shall have such additional period of time to cure same as it reasonably determines is necessary, so long as it continues to pursue such cure with reasonable diligence, and (b) such Holder’s right to cure any such default or claim shall not be deemed to create any obligation for such Holder to cure or to undertake the elimination of any such default or claim.

In the event of a conflict between the terms of a SNDA and the terms of this Lease, as between Tenant and the lender who executed such SNDA the SNDA shall control.

MetLife and its successors shall not be required to honor Tenant’s offset rights under Section 16 of Exhibit B attached to this Lease.  However, notwithstanding anything to the contrary set forth above in this Article 16, future Holders of Mortgage debt on the Property shall be required to honor Tenant’s offset rights under Section 16 of Exhibit B attached to this Lease.

ARTICLE 17

Estoppel Certificate

Tenant shall from time to time (but not more than 3 times per calendar year), within ten (10) days after written request from Landlord, execute, acknowledge and deliver a certificate affirming that, except as otherwise expressly stated in the certificate, (A) this Lease is unmodified and in full force and effect; (B) to Tenant’s knowledge, Landlord is not in default hereunder; (C) Tenant is in possession of the Premises; (D) to Tenant’s actual knowledge, Tenant has no off-sets or defenses to the performance of its obligations under this Lease; (E) that the Premises have been completed in accordance with the terms, covenants and conditions hereof or the Workletter, that Tenant has accepted the Premises and the condition thereof and of all improvements thereto and has no claims against Landlord with respect thereto; and (F) certifying such other matters as Landlord may reasonably request, or as may be requested by Landlord’s current or prospective Holders, insurance carriers, auditors, rating agencies, and prospective purchasers.  If Tenant shall fail to timely execute and return an estoppel certificate which has been delivered to Tenant, Landlord shall send a second notice of such failure; if Tenant fails to execute and return the estoppel certificate within five (5) business days after such second notice, Tenant shall be deemed to have agreed with the matters originally set forth therein.

Landlord shall from time to time but not more than twice per calendar year, within fifteen (15) days after written request from Tenant, execute, acknowledge and deliver a certificate affirming that, except as otherwise expressly stated in the certificate, (A) this Lease is unmodified and in full force and effect; and (B) to Landlord’s actual knowledge, Tenant is not in default hereunder.

ARTICLE 18

Assignment and Subletting

(A)                               Transfers.  Tenant shall not, without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed (as further described below):  (i) assign, mortgage, pledge, hypothecate, encumber, or permit any lien to attach to, or otherwise transfer, this Lease or any interest hereunder, by operation of law or otherwise, (ii) sublet the Premises or any part thereof, or (iii) permit the occupancy of the Premises by any Person other than Tenant and its employees (all of the foregoing are hereinafter sometimes referred to collectively as “Transfers” and any Person to whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a “Transferee”).  If Tenant shall desire Landlord’s consent to any Transfer, Tenant shall notify Landlord in writing, which notice shall include:  (a) the proposed effective date (which shall not be less than thirty (30) nor more than one hundred and eighty (180) days after Tenant’s notice), (b) the portion of the Premises to be Transferred (herein called the “Subject Space”), (c) the terms of the proposed Transfer and the consideration therefor, the name and address of the proposed Transferee, and a copy of all documentation pertaining to the proposed Transfer, and (d) current financial statements of the proposed Transferee certified by an officer, partner or owner thereof, and any other information to enable Landlord to determine the financial responsibility, character, and reputation of the proposed Transferee, nature of such Transferee’s business and proposed use of the Subject Space, and such other information as Landlord may reasonably require.  If Landlord reasonably requests additional information, Tenant’s notice will not be deemed to have been received and Landlord may withhold consent to such Transfer until Landlord receives and has a reasonable opportunity to review such additional information.  Any Transfer made without complying with this Article shall, at Landlord’s option, be null, void and of no effect, or shall constitute a Default under this Lease.  Whether or not Landlord shall grant consent, Tenant shall pay Landlord’s reasonable out-of-pocket legal fees, not to exceed Three Thousand Dollars ($3,000.00).

(B)                               Approval.  Landlord will not unreasonably withhold, condition or delay its consent to  any proposed Transfer of the Subject Space to the Transferee on the terms specified in Tenant’s notice.  The parties hereby agree that it shall be reasonable under this Lease and under any applicable Law for Landlord to withhold consent to any proposed Transfer where one or more of the following applies (without limitation as to other reasonable grounds for withholding consent):  (i) the Transferee is of a character or reputation or engaged in a business which is not consistent with the quality of the Property, (ii) the Transferee intends to use the Subject Space for purposes which are not permitted under the Lease, (iii) the Subject Space is not regular in shape with appropriate means of ingress and egress suitable for normal renting purposes, (iv) the Transferee is either a government (or agency or instrumentality thereof)

or an occupant of the Property (and in connection with an occupant of the Property, Landlord has a comparable amount of space (i.e., in terms of rentable area) available at the Building for leasing by such prospective tenant as that which is the subject of the proposed assignment or subletting transaction), (v) the proposed Transferee does not have a reasonable financial condition in relation to the obligations to be assumed in connection with the Transfer, (vi) Tenant has committed and failed to cure a Default at the time Tenant requests consent to the Transfer, (vii) in the judgment of Landlord, such a Transfer would violate any term, condition, covenant, or agreement of the Landlord involving the Property or any other tenant’s lease within it; (viii) the net effective rent payable by the Transferee (adjusted on a rentable square foot basis) is less than ninety percent (90%) of the net effective rent then being quoted by Landlord for new leases in the Building for comparable size space for a comparable period and the proposed Transferee is an existing tenant of the Building or in negotiation with Landlord to become a tenant of the Building; (ix) the Transferee is Deloitte & Touche, Ernst & Young, Pricewaterhouse Coopers or any of their corporate successors; or (x) in the event the Premises are served by an elevator bank that also serves at least two (2) floors of the premises leased to other Building tenant KPMG, the Transferee is an accounting firm of any size.

(C)                               Transfer Premium.  If Landlord consents to a sublease, Tenant shall pay Landlord fifty percent (50%) of any Transfer Premium derived by Tenant from such sublease.  “Transfer Premium” shall mean all rent, additional rent or other consideration paid by the sublessee in excess of the Rent payable by Tenant under this Lease (on a monthly basis during the Term, and on a per rentable square foot basis, if less than all of the Premises is transferred), after deducting therefrom (on a monthly basis) the reasonable expenses incurred by Tenant, amortized over the balance of the term of such sublease, for any changes, alterations and improvements to the Premises, any other economic concessions or services provided to the sublessee, and any customary brokerage commissions paid in connection with the sublease if acceptable written evidence of such expenditures is provided in advance to Landlord.  The percentage of the Transfer Premium due Landlord hereunder shall be paid within thirty (30) days after Tenant receives any Transfer Premium from the Transferee.

(D)                               Recapture.  Intentionally deleted.

(E)                                Terms of Consent.  If Landlord consents to a Transfer:  (a) any Transfer shall be made only if, and shall not be effective until, the Transferee shall execute, acknowledge and deliver to Landlord an agreement in form and substance reasonably satisfactory to Landlord whereby the Transferee shall agree to be bound by and assume the obligations of this Lease on the part of Tenant to be performed or observed, (b)  the terms, covenants and conditions of this Lease, including among other things, Tenant’s (or any Transferee’s) liability for the Subject Space, shall in no way be deemed to have been waived or modified and the original named Tenant (and any Transferee, as the case may be) shall remain fully liable for the payment of Rent and Additional Rent and for the other obligations of this Lease on the part of Tenant to be performed or observed, (c) such consent shall not be deemed consent to any further Transfer by either Tenant or a Transferee, (d) no Transferee shall succeed to any rights provided in this Lease or any amendment hereto to extend the Term of this Lease, expand the Premises, or lease additional space, any such rights being deemed personal to Tenant and Tenant’s Permitted Transferees, (e) Tenant shall deliver to Landlord promptly after execution, an original executed copy of all documentation pertaining to the Transfer in a form reasonably acceptable to Landlord, and (f) Tenant shall furnish upon Landlord’s request a complete statement, certified by an independent certified public accountant, or Tenant’s chief financial officer, setting forth in detail the computation of any Transfer Premium Tenant has derived and shall derive from such Transfer.  Landlord or its authorized representatives (provided such authorized representatives are not compensated on a contingency fee basis or in any other manner which is dependent upon the results of such audit (and Landlord shall deliver the fee agreement or other similar evidence of such fee agreement to Tenant upon request)) shall have the right at all reasonable times to audit the books, records and papers of Tenant relating to any Transfer, and shall have the right to make copies thereof.  If the Transfer Premium respecting any Transfer shall be found understated, Tenant shall within thirty (30) days after demand pay the deficiency, and if understated by more than five percent (5%), Tenant shall pay Landlord’s costs of such audit.  Any sublease hereunder shall be subordinate and subject to the provisions of this Lease, and if this Lease shall be terminated during the term of any sublease, Landlord shall have the right to:  (i) treat such sublease as canceled and repossess the Subject Space by any lawful means, or (ii) require that such subtenant attorn to and recognize Landlord as its landlord under any such sublease.  If Tenant shall Default in the payment of Rent and fail to cure within the time permitted for cure under Section 20(A), Landlord is hereby irrevocably authorized, as Tenant’s agent and attorney-in-fact, to direct any Transferee to make all payments under or in connection with the Transfer directly to Landlord (which Landlord shall apply towards Tenant’s obligations under this Lease) until such monetary Default is cured.

(F)                                 Permitted Transfers.  Notwithstanding Section 18(A), Tenant may Transfer all or part of its interest in this Lease or all or part of the Premises (a “Permitted Transfer”) to the following types of entities (a “Permitted Transferee”) without the written consent of Landlord: (i) any Person which, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with Tenant (“control” meaning holding more than 50% of the voting interests) (an “Affiliate”); (ii) any corporation, limited partnership, limited liability partnership, limited liability company or other business entity in which or with which Tenant, or its corporate successors or assigns, is merged or consolidated, in accordance with applicable statutory provisions governing merger and consolidation of business entities, so long as (a) Tenant’s obligations hereunder are assumed by the entity surviving such merger or created by such consolidation; and (b) the Tangible Net Worth of the surviving or created entity is not less than the Tangible Net Worth of Tenant immediately prior to such Transfer; or (iii) any corporation, limited partnership, limited liability partnership, limited liability company or other business entity acquiring all or substantially all of Tenant’s assets if such entity’s Tangible Net Worth after such acquisition is not less than the Tangible Net Worth of Tenant immediately prior to such acquisition. Tenant shall promptly notify Landlord of any such Permitted Transfer.  Tenant shall remain liable for the performance of all of the obligations of Tenant hereunder, or if Tenant no longer exists because of a merger, consolidation, or acquisition, the surviving or acquiring entity shall expressly assume in writing the obligations of Tenant hereunder.  Additionally, the Permitted Transferee shall comply with all of the terms and conditions of this Lease and the use of the Premises by the Permitted Transferee may not violate any other agreements affecting the Premises, the Building, Landlord or other tenants of the Building.  No later than thirty (30) days after the effective date of any Permitted Transfer, Tenant agrees to furnish Landlord with (x) copies of the instrument effecting the Permitted Transfer, (y) documentation establishing Tenant’s satisfaction of the requirements set forth above applicable to any such Permitted Transfer, and (z) evidence of insurance as required under this Lease with respect to the Permitted Transferee.  The occurrence of a Permitted Transfer shall not waive Landlord’s rights as to any subsequent Transfers. “Tangible Net Worth” means the excess of total assets over total liabilities, in each case as determined in accordance with generally accepted accounting principles consistently applied, excluding, however, from the determination of total assets all assets which would be classified as intangible assets under GAAP including goodwill, licenses, patents, trademarks, trade names, copyrights, and franchises.  Any subsequent Transfer by a Permitted Transferee shall be subject to the terms of this Article 18.

ARTICLE 19

Rights Reserved By Landlord

Except as expressly provided herein, Landlord reserves the right to control the Property including, without limitation, the following rights:

(A)                               Upon thirty (30) days’ prior written notice to Tenant, to change the name or street address of the Building, provided, however, that Landlord agrees to reimburse Tenant for Tenant’s actual costs of replacement stationery, business cards and similar items rendered obsolete as a result of such change at a cost to Landlord not to exceed $10,000; install and maintain signs on the exterior and interior of the Property or any part thereof; retain at all times, and use in appropriate instances, keys to all doors within and into the Premises; grant to any Person the right to conduct any business or render any service at the Property, whether or not it is the same or similar to the use permitted Tenant by this Lease.

(B)                               To enter the Premises upon reasonable prior notice (except in the event of emergency) at reasonable hours to show the Premises to current and prospective mortgage lenders, ground lessors, insurers, and prospective purchasers, tenants and brokers (and with respect to tenants and leasing brokers, only during the last twelve (12) months of the Term or sooner if Tenant Defaults or abandons the Premises).

(C)                               To temporarily limit or prevent access to the Property or any part thereof, shut down elevator service, activate elevator emergency controls, or otherwise take such action or preventative measures deemed necessary by Landlord for the safety of tenants or other occupants of the Property or the protection of the Property and other property located thereon or therein, in case of fire, invasion, insurrection, riot, civil disorder, public excitement or other dangerous condition, or threat thereof.

(D)                               To decorate and to make alterations, additions and improvements, structural or otherwise, in or to the Property or any part thereof, and to any adjacent building, structure, parking facility, land, street or alley (including without limitation changes and reductions in corridors, lobbies, parking facilities and other public areas and the installation of kiosks, planters, sculptures, displays, escalators, mezzanines, and other structures, facilities, amenities and features therein, and changes for the purpose of connection with or entrance into or use of the Property in conjunction with any adjoining or adjacent building or buildings, now existing or hereafter constructed).  In connection with such matters, or with any other repairs, maintenance, improvements or alterations, in or about the Property, Landlord may erect scaffolding and other structures reasonably required, and during such operations may, upon twenty-four (24) hours’ prior notice to Tenant (sooner in the event of an emergency), enter upon the Premises at reasonable hours and take into and upon or through the Premises, all materials required to make such repairs, maintenance, alterations or improvements, and may temporarily close public entry ways, other public areas, restrooms, stairways or corridors and Tenant agrees to pay Landlord for overtime and similar expenses incurred if such work is done other than during Business Hours at Tenant’s request; provided, however, that Landlord agrees that coring, drilling and other construction work which may create substantial noise and/or vibrations shall be performed by Landlord before or after Business Hours, and not at Tenant’s expense.

(E)                                Intentionally deleted.

(F)                                 To install, use and maintain in and through the ceiling above the Premises or inside the walls of the Premises pipes, conduits, wires, ducts or mechanical installations serving the Property but without interference with any cabling, wiring or other equipment or property of Tenant located in the Premises.  Tenant agrees that there shall be no construction of partitions or other obstructions which might interfere with the moving or the servicing of equipment of Landlord to or from the enclosures containing such installations and Tenant further agrees that neither Tenant, nor its servants, employees, agents, visitors, licensees, or contractors shall at any time tamper with, adjust, or otherwise in any manner affect Landlord’s mechanical installations.

(G)                               To implement energy conservation measures throughout the Building including, without limitation, reducing the number of operating elevators during off peak hours, provided at least two (2) elevators are available to serve the Premises.

(H)                              To approve the weight, size, and location of safes or other heavy equipment or articles, which articles may be moved in, about, or out of the Property or the Premises only at such times and in such manner as Landlord shall reasonably direct, at Tenant’s sole risk and responsibility.

(I)                                   To require Tenant to reasonably cooperate with respect to occasional Building special events, such as lighting or shading certain designated exterior windows throughout the Premises, in connection with holidays, civic and sporting events

In connection with entering the Premises to exercise any of the foregoing rights, Landlord shall:  provide twenty-four (24) hours’ advance written or oral notice to Tenant’s on-site manager or other appropriate person (except in emergencies, or for routine cleaning or other routine matters). In connection with exercising any of its rights under this Article 19, Landlord shall take reasonable steps to minimize any interference with Tenant’s business.  Exercise of any of the foregoing rights shall not constitute a constructive eviction or entitle Tenant to abatement of Rent, damages or other claims of any kind.

ARTICLE 20

Landlord’s Remedies

(A)                               Default.  The occurrence of any one or more of the following events shall constitute a “Default” by Tenant, which if not cured within any applicable time permitted for cure below, shall give rise to Landlord’s remedies set forth in Paragraph (B), below:  (i) failure by Tenant to make when due any payment of Rent, unless such failure is cured within five (5) days after written notice from Landlord or Landlord’s agent to Tenant; (ii) failure by Tenant to observe or perform any of the terms or conditions of this Lease to be observed or performed by Tenant other than the payment of Rent, or as provided below, unless such failure is cured within thirty (30) days after written notice from Landlord or Landlord’s agent to Tenant, or such shorter period expressly provided elsewhere in this Lease (provided, if the nature of Tenant’s failure is such that more time is reasonably required in order to cure, Tenant shall not be in Default if Tenant commences to cure within such period and thereafter reasonably seeks to cure such failure to completion); (iii) failure by Tenant to comply with the Rules, unless such failure is cured within fifteen (15) days after notice; (iv) intentionally deleted; (v) (a) making by Tenant of any general assignment for the benefit of creditors, (b) filing by or against Tenant of a petition to have Tenant adjudged a bankrupt or a petition for reorganization or arrangement under any Law relating to bankruptcy (unless, in the case of a petition filed against Tenant, the same is dismissed within sixty (60) days), (c) appointment of a trustee or receiver to take possession of substantially all of Tenant’s assets located on the Premises or of Tenant’s interest in this Lease, where possession is not restored to Tenant within thirty (30) days, (d) attachment, execution or other judicial seizure of substantially all of Tenant’s assets located on the Premises or of Tenant’s interest in this Lease, (e) Tenant’s convening of a meeting of its creditors or any class thereof for the purpose of effecting a moratorium upon or composition of its debts, or (f) Tenant’s insolvency or admission of an inability to pay its debts as they mature; or (vi) any material misrepresentation herein, or material misrepresentation or omission in any financial statements or other materials provided by Tenant in connection with negotiating or entering this Lease or in connection with any Transfer under Article 20.   Failure by Tenant to comply with the same term or condition of this Lease on three (3) occasions during any twelve (12) month period shall cause any failure to comply with such term or condition during the succeeding twelve month period, at Landlord’s option, to constitute an incurable Default, if Landlord has given Tenant notice of each such failure within five (5) days after each such failure occurs.  The notice and cure periods provided herein are in lieu of, and not in addition to, any notice and cure periods provided by Law.

(B)                               Remedies.  If a Default occurs and is not cured within any applicable time permitted under Paragraph (A), Landlord shall have the rights and remedies hereinafter set forth, each of which shall be distinct, separate and cumulative with and in addition to any other right or remedy allowed under any Law (including, without limitation, specific performance) or other provisions of this Lease, any and all of which may be exercised with or without further notice and with or without demand whatsoever, concurrently or successively, and at such time or times and in such order as Landlord may from time to time determine.  In exercising any of the remedies set forth below, after a Default by Tenant, Landlord agrees to comply with all applicable unlawful detainer/eviction laws and/or statutes in the State of Illinois.

(i)                                     Terminate this Lease by giving Tenant written notice thereof, in which event Tenant shall pay to Landlord the sum of (a) all Rent accrued hereunder through the date of termination, (b) all amounts due under Section 20(D), and (c) an amount equal to (1) the total Rent that Tenant would have been required to pay for the remainder of the Term discounted to present value at a per annum rate equal to the “Prime Rate” on the date this Lease is terminated, minus (2) the then present fair rental value of the Premises for such period, similarly discounted.  The “Prime Rate” of interest shall be the “Prime Rate” as published in the “Money Rates” section of The Wall Street Journal from time to time.  In the event The Wall Street Journal no longer publishes a Prime Rate of interest, Landlord shall select a comparable equivalent.  For purposes of computing the amount of Rent herein that would have accrued after the time of award, Tenant’s Prorata Share of Taxes and Operating Expenses shall be projected based upon the average rate of increase, if any, in such items from the Commencement Date through the time of award.

(ii)                                  Terminate Tenant’s right to possess the Premises without terminating this Lease by giving written notice thereof to Tenant, in which event Tenant shall pay to Landlord (a) all Rent accrued hereunder to the date of termination of possession, (b) all amounts due from time to time under Section 20(D), and (c) all Rent and other net sums required hereunder to be paid by Tenant as they become due and payable during the remainder of the Term, diminished by any net sums thereafter received by Landlord through reletting the Premises during such period, after deducting all reasonable costs incurred by Landlord in reletting the Premises.  If Landlord elects to proceed under this Section 20(B)(ii), Landlord may remove all of Tenant’s property from the Premises and store the same in a public warehouse or elsewhere at the cost of, and for the account of, Tenant, without becoming liable for any loss or damage which may be occasioned thereby.  Landlord shall use commercially reasonable efforts to relet the Premises on such terms as Landlord in its sole discretion may determine (including a term different from the Term, rental concessions, and alterations to, and improvement of, the Premises); however, Landlord shall not be obligated to relet the Premises before leasing other portions of the Building and Landlord shall not be obligated to accept any prospective tenant proposed by Tenant unless such proposed tenant meets all of Landlord’s leasing criteria.  Landlord shall not be liable for, nor shall Tenant’s obligations hereunder be diminished because of, Landlord’s failure to relet the Premises or to collect rent due for such reletting.  Tenant shall not be entitled to the excess of any consideration obtained by reletting over the Rent due hereunder.  Reentry by Landlord in the Premises shall not affect Tenant’s obligations hereunder for the unexpired Term; rather, Landlord may, from time to time, bring an action against Tenant to collect amounts due by Tenant, without the necessity of Landlord’s waiting until the expiration of the Term.  Unless Landlord delivers written notice to Tenant expressly stating that it has elected to terminate this Lease, all actions taken by Landlord to dispossess or exclude Tenant from the Premises shall be deemed to be taken under this Section

20(B)(ii).  If Landlord elects to proceed under this Section 20(B)(ii), it may at any time elect to terminate this Lease under Section 20(B)(i).

(C)                               Mitigation of Damages.  If Landlord terminates this Lease or Tenant’s right to possession of all or any part of the Premises, Landlord shall use commercially reasonable efforts to mitigate Landlord’s damages to the extent required by Law and Tenant shall be entitled to submit proof of such failure to mitigate as a defense to Landlord’s claims hereunder.

(D)                               Payment by Tenant.  Upon any uncured Default, Tenant shall pay to Landlord all reasonable out-of-pocket costs incurred by Landlord (including court costs and reasonable attorneys’ fees and expenses) in (i) obtaining possession of the Premises, (ii) removing and storing Tenant’s or any other occupant’s property, (iii) repairing and restoring the Premises, (iv) if Tenant is dispossessed of the Premises and this Lease is not terminated, reletting all or any part of the Premises (including brokerage commissions and other costs incidental to such reletting), (v) performing Tenant’s obligations which Tenant failed to perform, and (vi) enforcing or advising Landlord of its rights, remedies, and recourses arising out of the Default.

(E)                                Late Charges and Interest.  Tenant shall pay, as additional Rent, a service charge equal to three percent (3%) of the amount past due for bookkeeping and administrative expenses if Rent is not received within five (5) days after its due date; provided, that, with respect to the first delinquency in any calendar year, no late charge shall be due unless Tenant fails to pay the delinquency within five (5) days after written notice of such delinquency is given to Tenant.  In addition, any Rent paid more than five (5) days after it is due shall accrue interest from the due date at the Default Rate until payment is received by Landlord.  The “Default Rate” of interest shall be the greater of: (i) twelve percent (12%) and (ii) the Prime Rate of interest (defined above) plus six percent (6%).  Such service charge and interest payments shall not be deemed consent by Landlord to late payments, nor a waiver of Landlord’s right to insist upon timely payments at any time, nor a waiver of any remedies to which Landlord is entitled as a result of the late payment of Rent.  The exercise of any remedy by Landlord shall not be deemed an election of remedies or preclude Landlord from exercising any other remedies in the future.

(F)                                 Landlord Action.  If a Default by Tenant occurs under this Lease, Landlord may, but shall not be obligated to, without waiving or releasing Tenant from any obligation under this Lease, cure such Default and in that connection pay expenses and employ counsel.  All sums paid by Landlord and all costs, charges, and expenses incurred by Landlord in enforcing Tenant’s obligations under this Lease or incurred by Landlord in any litigation, negotiation, or transaction in which Tenant causes Landlord, without Landlord’s fault, to be involved or concerned (including, but not limited to reasonable attorneys’ fees and costs) shall be payable by Tenant upon demand.

(G)                               Other Matters.  No act or omission by Landlord shall be construed as an election by Landlord to terminate this Lease or Tenant’s right to possession, or accept a surrender of the Premises, nor shall the same operate to release Tenant in whole or in part from any of Tenant’s obligations hereunder, unless express written notice of such intention is sent by Landlord or its agent to Tenant.  Tenant hereby irrevocably waives any right otherwise available under any Law to redeem or reinstate this Lease.

(H)                              Intentionally Deleted.

(I)                                   No Consequential Damages. Notwithstanding any provision of this Lease to the contrary, but except as expressly provided in Article 12 hereof, in no event shall either Landlord or Tenant be entitled to seek or obtain, and each party hereby waives any rights or remedy it may have at law or in equity to pursue, consequential damages against the other party in the enforcement of any right, claim, obligation or remedy under the terms of this Lease.

ARTICLE 21

Landlord’s Default

If Landlord shall fail to perform any term or provision under this Lease required to be performed by Landlord, Landlord shall not be deemed to be in default hereunder nor subject to any claims for damages of any kind, unless such failure shall have continued for a period of thirty (30) days after written notice thereof by Tenant; provided, if the nature of Landlord’s failure is such that more than thirty (30) days are reasonably required in order to cure, Landlord shall not be in default if Landlord commences to cure such failure within such thirty (30) day period, and thereafter reasonably seeks to cure such failure to completion.  The aforementioned periods of time permitted for Landlord to cure shall be extended for any period of time during which Landlord is delayed in, or prevented from, curing due to fire or other casualty, strikes, lock-outs or other labor troubles, shortages of equipment or materials, governmental requirements, power shortages or outages, acts or omissions by Tenant or other Persons, and other causes beyond Landlord’s reasonable control.  If Landlord shall fail to cure within the times permitted for cure herein, Landlord shall be subject to such remedies as may be available to Tenant (subject to the other provisions of this Lease); provided that, in recognition that Landlord must receive timely payments of Rent and operate the Property, except as otherwise expressly provided herein Tenant shall have no right of self-help to perform repairs or any other obligation of Landlord, and shall have no right to withhold, set-off, or abate Rent.

ARTICLE 22

Conveyance by Landlord

In case Landlord or any successor owner of the Property shall convey or otherwise dispose of the Property, or the portion thereof in which the Premises are located, to another Person (and nothing herein shall be construed to restrict or prevent such conveyance or disposition), such other Person shall thereupon be and become “Landlord” hereunder and shall be deemed to have fully assumed and be liable for all obligations of this Lease to be performed by Landlord which first arise after the date of conveyance, including the return of any security deposit, and Tenant shall attorn to such other Person, and Landlord or such successor owner shall, from and after the date of conveyance, be free of all liabilities and obligations hereunder not then incurred.

ARTICLE 23

Indemnification

Subject to the waiver of subrogation provisions set forth in Article 9 hereof, and except to the extent arising from the intentional misconduct or negligent acts of Landlord or Landlord’s agents or employees, Tenant shall defend, indemnify and hold harmless Landlord and Landlord’s agents and employees from and against any and all claims, demands, liabilities, damages, judgments, orders, decrees, actions, proceedings, fines, penalties, costs and expenses, including without limitation, court costs and reasonable attorneys’ fees arising from or relating to any loss of life, damage or injury to person, property or business occurring in or from the Premises.  Without limiting the generality of the foregoing, Tenant specifically acknowledges that the indemnity undertaking herein shall apply to claims in connection with or arising out of any “Work” by Tenant, the installation, maintenance, use or removal of any “Lines” located in or serving the Premises as described in Article 25, and the transportation, use, storage, maintenance, generation, manufacturing, handling, disposal, release or discharge of any “Hazardous Material” as described in Article 26 (whether or not any of such matters shall have been theretofore approved by Landlord), except to the extent that any of the same arises from the intentional misconduct or negligent acts of Landlord or Landlord’s agents or employees.

Subject to the waiver of subrogation provisions set forth in Article 9 hereof, and except to the extent arising from the intentional misconduct or negligent acts of Tenant or Tenant’s agents or employees, Landlord shall defend, indemnify and hold harmless Tenant and Tenant’s agents and employees from and against any and all claims, demands, liabilities, damages, judgments, orders, decrees, actions, proceedings, fines, penalties, costs and expenses, including without limitation, court costs and reasonable attorneys’ fees arising from or relating to any loss of life, damage or injury to person, property or business occurring in or from the Common Areas of the Property.

The foregoing indemnity obligations shall survive the expiration or sooner termination of this Lease. The foregoing indemnity obligations shall be in addition to, and shall not be in discharge of or in substitution for, any of the insurance requirements or any other indemnity provisions of this Lease.

ARTICLE 24

Safety and Security Devices, Services and Programs

To the extent permitted by Law and provided that Landlord is given access via master key, Tenant may install an internal key card system at Tenant’s expense, subject to Landlord’s approval as provided in Article 6 or Exhibit B, as applicable.  Landlord may require that any system so installed by Tenant be compliant, compatible, and installed in a coordinated manner with Landlord’s fire and security systems so that Tenant’s employees require only one key card.  Furthermore, the main Building system must have the ability to lock or unlock the doors to the Premises in the event of an emergency or test.

The parties acknowledge that safety and security devices, services and programs provided by Landlord, if any, while intended to deter crime and ensure safety, may not in given instances prevent theft or other criminal acts, or ensure safety of persons or property.  The risk that any safety or security device, service or program may not be effective, or may malfunction, or be circumvented by a criminal, is assumed by Tenant with respect to Tenant’s property and interests, and Tenant shall obtain insurance coverage to the extent Tenant desires protection against such criminal acts and other losses, as further described in Article 9.  Tenant agrees to cooperate in any reasonable safety or security program developed by Landlord or required by Law.

Landlord and Tenant recognize the risk of domestic or international threats or acts of violence, terrorism, and war which may require additional security measures in the day-to-day operation of the Property.  To promote the health, safety and welfare of the Building’s tenants, Tenant agrees to cooperate in any security measures instituted by Landlord or recommended by governmental officials in response to this risk.  Tenant shall participate in evacuation drills performed by Landlord from time to time.  Tenant consents to the search of all persons entering or leaving the Property.  Expenses incurred by Landlord in connection with the development, implementation and provision of security measures shall be included in Operating Expenses.  The exercise of security measures by the Landlord and the resulting interruption of service to, or cessation or diminution of Tenant’s business, if any, shall not be deemed to be an eviction or disturbance of Tenant’s use and possession of the Premises, or any part thereof, or render Landlord liable to Tenant for any resulting damages or relieve Tenant from Tenant’s obligations under this Lease.

Without limiting the foregoing, Landlord agrees to provide, during the Term of this Lease, 24-hour, 365-days a year, manned security in the lobby of the Building (and such additional security measures as Landlord determines from time to time, to the extent such other measures are consistent with security measures taken at Comparable Buildings).

ARTICLE 25

Communications and Computer Lines

Tenant may install, maintain, replace, remove or use any communications or computer wires, cables and related electronic signal transmission devices (collectively the “Lines”) at the Property in or serving the Premises, provided:  (a) Tenant shall (i) obtain Landlord’s prior written consent (not to be unreasonably withheld), (ii) use Landlord’s riser management contractor, and (iii) comply with all of the other provisions of Article 6; (b) any such installation, maintenance, replacement, removal or use shall comply with all Laws applicable thereto and good work practices, and shall not interfere with the use of any then existing Lines at the Property; (c) an acceptable number of spare Lines and space for additional Lines shall be maintained for existing and future occupants of the Property, as determined in Landlord’s reasonable opinion; (d) if Tenant at any time uses any equipment that may create an electromagnetic field exceeding the normal insulation ratings of ordinary twisted pair riser cable or cause radiation higher than normal background radiation, the Lines therefor (including riser cables) shall be appropriately insulated to prevent such excessive electromagnetic fields or radiation; (e) intentionally deleted; (f) Tenant’s rights shall be subject to the rights of any regulated telephone company; and (g) Tenant shall pay all costs in connection with Tenant’s Lines.  Landlord reserves the right to require that Tenant remove any Lines located in or serving the Premises which are installed in violation of these provisions, or which are at any time in violation of any Laws or represent a dangerous or potentially dangerous condition.

Landlord may (but shall not have the obligation to):  (i) install new Lines at the Property, (ii) create additional space for Lines at the Property, and (iii) reasonably direct, monitor or supervise the installation, maintenance, replacement and removal of, the allocation and periodic re-allocation of available space (if any) for, and the allocation of excess capacity (if any) on, any Lines now or hereafter installed at the Property by Landlord, Tenant or any other party (but Landlord shall have no right to monitor or control the information transmitted through such Lines).  Such rights shall not be in limitation of other rights that may be available to Landlord by Law or otherwise.  If Landlord exercises any such rights, Landlord may charge Tenant for the costs attributable to Tenant, or may include those costs and all other costs in Operating Expenses (including without limitation, costs for acquiring and installing Lines and risers to accommodate new Lines and spare Lines, any associated computerized system and software for maintaining records of Line connections, and the fees of any consulting engineers and other experts); provided, however, that any capital expenditures incurred shall not be passed through as an Operating Expense unless such capital expenditures otherwise satisfy the requirements set forth in Article 3(B)(xv).

Tenant shall not, without the prior written consent of Landlord in each instance, grant to any third party a security interest or lien in or on the Lines, and any such security interest or lien granted without Landlord’s written consent shall be null and void.  Except to the extent arising from the intentional misconduct or negligent acts of Landlord or Landlord’s agents or employees, Landlord shall have no liability for damages arising from, and Landlord does not warrant that the Tenant’s use of any Lines will be free from the following (collectively called “Line Problems”):  (x) any eavesdropping or wire-tapping by unauthorized parties, (y) any failure of any Lines to satisfy Tenant’s requirements, or (z) any shortages, failures, variations, interruptions, disconnections, loss or damage caused by the installation, maintenance, replacement, use or removal of Lines by or for other tenants or occupants at the Property, by any failure of the environmental conditions or the power supply for the Property to conform to any requirements for the Lines or any associated equipment, or any other problems associated with any Lines by any other cause.  Landlord agrees to use commercially reasonable efforts to minimize and/or correct interruptions.  Under no circumstances shall any Line Problems be deemed an actual or constructive eviction of Tenant, render Landlord liable to Tenant for abatement of Rent, or relieve Tenant from performance of Tenant’s obligations under this Lease.  Landlord in no event shall be liable for damages by reason of loss of profits, business interruption or other consequential damage arising from any Line Problems.

Landlord reserves the right to enter into a contract with a third party service provider for the exclusive provision of enhanced cellular service within the Building.  If Landlord has entered into such a contract and such contract is in effect, then Tenant may not contract with another Person for the provision of enhanced cellular service within its Premises or the Building.

ARTICLE 26

Hazardous Materials

Tenant shall not transport, use, store, maintain, generate, manufacture, handle, dispose, release or discharge any “Hazardous Material” (as defined below) upon or about the Property, or permit Tenant’s employees, agents, contractors, and other occupants of the Premises to engage in such activities upon or about the Property.  However, the foregoing provisions shall not prohibit the transportation to and from, and use, storage, maintenance and handling within, the Premises of substances customarily used in offices  provided:  (a) such substances shall be used and maintained only in such quantities as are reasonably necessary for such permitted use of the Premises, strictly in accordance with applicable Law and the manufacturers’ instructions therefor, (b) such substances shall not be disposed of, released or discharged on the Property (except for de minimis amounts customarily used in offices (i.e., cleaning supplies)) and shall be transported to and from the Premises in compliance with all applicable Laws, and as Landlord shall reasonably require, (c) if any applicable Law or Landlord’s trash removal contractor requires that any such substances be disposed of separately from ordinary trash (except for de minimis amounts customarily used in offices (i.e., cleaning supplies)), Tenant shall make arrangements at Tenant’s expense for such disposal directly with a qualified and licensed disposal company at a lawful disposal site (subject to scheduling and approval by Landlord), and shall ensure that disposal occurs frequently enough to prevent unnecessary storage of such substances in the Premises, and (d) any remaining such substances shall be completely, properly and lawfully removed from the Property upon expiration or earlier termination of this Lease.

Tenant shall promptly notify Landlord of:  (i) any enforcement, cleanup or other regulatory action taken or threatened by any governmental or regulatory authority with respect to the presence of any Hazardous Material on the Premises or the migration thereof from or to other property, (ii) any demand or claim made or threatened by any party against Tenant or the Premises relating to any loss or injury resulting from any Hazardous Material, (iii) any release, discharge or non-routine, improper or unlawful disposal or transportation of any Hazardous Material on or from the Premises, and (iv) any matter where Tenant is required by Law to give a notice to any governmental or regulatory authority respecting any Hazardous Material on the Premises.  Landlord shall have the right (but not the obligation) to join and participate as a party in any legal proceedings or actions affecting the Premises initiated in connection with any environmental, health or safety Law.  At such times as Landlord may reasonably request, Tenant shall provide Landlord with a written list identifying any Hazardous Material (except for de minimis amounts customarily used in offices (i.e., cleaning supplies)) then used, stored, or maintained upon the Premises, the use and approximate quantity of each such material, a copy of any material safety data sheet (“MSDS”) issued by the manufacturer therefor, written information concerning the removal, transportation and disposal of the same, and such other information as Landlord may reasonably require or as may be required by Law.  The term “Hazardous Material” for purposes hereof shall mean any chemical, substance, material or waste or component thereof which is now or hereafter listed, defined or regulated as a hazardous or toxic chemical, substance, material or waste or component thereof by any federal, state or local governing or regulatory body having jurisdiction, or which would trigger any employee or community “right-to-know” requirements adopted by any such body, or for which any such body has adopted any requirements for the preparation or distribution of an MSDS.

If any Hazardous Material is released, discharged or disposed of by Tenant or any other occupant of the Premises, or their employees, agents or contractors, on or about the Property in violation of the foregoing provisions, Tenant shall immediately, properly and in compliance with applicable Laws clean up and remove the Hazardous Material from the Property and any other affected property and clean or replace any affected personal property (whether or not owned by Landlord), at Tenant’s expense.  Such clean up and removal work shall be subject to Landlord’s prior written approval (except in emergencies), and shall include, without limitation, any testing, investigation, and the preparation and implementation of any remedial action plan required by any governmental body having jurisdiction or reasonably required by Landlord.  If Tenant shall fail to comply with the provisions of this Article within five (5) days after written notice by Landlord, or such shorter time as may be required by Law or in order to minimize any hazard to Persons or property, Landlord may (but shall not be obligated to) arrange for such compliance directly or as Tenant’s agent through contractors or other parties selected by Landlord, at Tenant’s expense (without limiting Landlord’s other remedies under this Lease or applicable Law).  If any Hazardous Material is released, discharged or disposed of on or about the Property and such release, discharge or disposal is not caused by Tenant or other occupants of the Premises, or their employees,  agents or contractors, such release, discharge or disposal shall be deemed casualty damage under Article 8 to the extent that the Premises or Common Areas of the Property serving the Premises are affected thereby; in such case, Landlord and Tenant shall have the obligations and rights respecting such casualty damage provided under Article 8.

Landlord represents to Tenant that, to the actual knowledge of Mr. Damian Miller,  Asset Manager for Landlord with responsibility for the Property, as of the date of this Lease there are no Hazardous Materials in the Premises in violation of applicable Laws.

ARTICLE 27

Offer

The submission and negotiation of this Lease shall not be deemed an offer to enter the same by Landlord,  but the solicitation of such an offer by Tenant.  No obligations shall arise hereunder until this Lease is executed and delivered by both Landlord and Tenant.

ARTICLE 28

Notices

Except as expressly provided to the contrary in this Lease, every notice or other communication to be given by either party to the other with respect hereto shall be in writing and shall be effective when served personally or by reputable national air courier service, or United States certified mail, return receipt requested, postage prepaid, addressed, if to Tenant, at prior to the Commencement Date, at 900 N. Michigan Avenue, Suite 1600, Chicago, IL 60611, Attn: Legal Department, and on and after the Commencement Date, at the Premises, Attn: Legal Department, and if to Landlord, c/o Piedmont Office Realty Trust, Inc., 11695 Johns Creek Pkwy., Suite 350, Johns Creek, GA  30097, Attn: Aon Center Asset Manager, and to Jones Lang LaSalle Americas (Illinois), L.P., 200 East Randolph Street, Suite 5135, Chicago, Illinois 60601, Attention: General Manager, or such other address or addresses as Tenant or Landlord may from time to time designate by notice given as above provided.  Every notice or other communication hereunder shall be deemed to have been given as of the third business day following the date of such mailing (or as of any earlier date evidenced by a receipt from such national air courier service or the United States Postal Service) or immediately if personally delivered.  Notices not sent in accordance with the foregoing shall be of no force or effect until received by the foregoing parties at such addresses required herein.

Tenant shall provide Landlord with the name(s) of individual(s) authorized to make requests of Landlord for services and to deal with Landlord’s property manager with regard to day to day operations. If Tenant fails to provide such names, Landlord may comply with written or oral requests by any officer of Tenant.  Tenant shall not authorize more than three (3) individuals for each floor on which the Premises are located.

ARTICLE 29

Real Estate Brokers

Neither Landlord nor Tenant has dealt with any broker or agent in connection with the negotiation or execution of this Lease, other than Jones Lang LaSalle Midwest, LLC and CBRE, Inc., whose commissions shall each be paid by Landlord pursuant to their separate written agreement(s).  Tenant and Landlord shall each indemnify the other against all costs, expenses, attorneys’ fees, liens and other liability for commissions or other compensation claimed by any other broker or agent claiming the same by, through, or under the indemnifying party.

ARTICLE 30

Security Deposit

(A)                               Upon Tenant’s execution and submission of this Lease, as a condition to the effectiveness of this Lease, Tenant shall deliver to Landlord a Lease Bond in favor of Landlord issued by Zurich Insurance Company or other surety acceptable to Landlord in Landlord’s sole discretion (the “Surety”) in the form attached hereto as Exhibit G and that otherwise conforms to the requirements of this Article (“Lease Bond”).  The Lease Bond shall serve as security for the prompt, full and faithful performance by Tenant of the terms, covenants and conditions of this Lease.  In the event that Tenant is in Default hereunder and fails to cure within any applicable time permitted under this Lease, Landlord may recover from the surety for the payment of Tenant’s obligations hereunder.  Furthermore, in the event Tenant Defaults under 20(A)(v) or in the event Tenant Defaults and Landlord files suit to exercise its remedies under this Lease, then Landlord may recover from the surety the unamortized portion of all inducement amounts expended by Landlord in connection with this Lease including, without limitation, to reimburse Landlord for the Construction Allowance and broker commissions, such amortization to be on a straight line basis from the Commencement Date to the Expiration Date.  If additional funds remain after Landlord or Tenant has cured such Default(s), Landlord shall hold the remainder of such cash paid to it by the Surety for the faithful performance and observance by Tenant of the terms, covenants, and conditions of this Lease on Tenant’s part to be observed and performed, with the same rights as hereinabove set forth to apply or retain the same in the event of any further Default by Tenant under this Lease, subject to Tenant’s right to substitute said cash collateral with a Lease Bond or Letter of Credit, satisfying the requirements of this Article 30.  The Lease Bond shall not prevent Landlord from exercising any other right or remedy provided hereunder or under any Law and shall not be construed as liquidated damages.  In no event shall the Lease Bond be considered an advance payment of Rent, and in no event shall Tenant be entitled to use the Lease Bond for the payment of Rent.  Landlord shall transfer the Lease Bond to any purchaser of the Property.  Upon such transfer, provided that such purchaser assumes in writing this Lease, Tenant shall look solely to such purchaser for return of the Lease Bond and Landlord shall be relieved of any liability with respect to the Lease Bond.  All costs of obtaining, maintaining, replacing, renewing and/or restoring the Lease Bond shall be borne by Tenant.

The Lease Bond shall be: (a) in form and substance satisfactory to Landlord in its sole discretion (it being agreed that a Lease Bond in the form attached hereto as Exhibit G shall be deemed satisfactory) with the following criteria at a minimum; (b) in the stated face amount of One Million Nine Hundred

Fifty-Eight Thousand Sixty-Four Dollars ($1,958,064.00); (c) issued by a company with an A.M. Best rating of at least A, VI, who is acceptable to Landlord from time to time with an office in the Chicago area; (d) made in favor of, and expressly transferable and assignable one or more times at no charge by, the owner from time to time of the Property or its lender (which transfer/assignment shall be conditioned only upon the execution of a reasonable and customary assignment document), whether or not the original principal of the Lease Bond continues to be the initial tenant under this Lease by virtue of a change in name or structure, merger, assignment, transfer or otherwise; (e) of a term not less than one year, and shall on its face state that the same shall be renewed automatically, without the need for any further written notice or amendment, for successive minimum one year periods through the sixtieth (60th) day after the expiration of the Lease Term.  Tenant shall use its best efforts to renew or replace the bond annually.  Tenant shall cooperate with Landlord to effect any modifications, transfers or replacements of the Lease Bond requested by Landlord in order to assure that Landlord is at all times fully secured by a valid Lease Bond under which Landlord, its successors and assigns, may receive full payment.  Landlord reserves the right to require that Tenant provide a letter of credit in the required amount of the Lease Bond in the event that a Lease Bond that meets the requirements of this Article is no longer in effect or in the event that Landlord is entitled but unable to receive any required payment from the Surety.  Notwithstanding anything in this Lease to the contrary, any cure or grace period provided in connection with a Default shall not apply to any requirements associated with the Lease Bond.  If any of the aforesaid requirements are not complied with timely, then an immediate Default shall occur and Landlord shall have the right to immediately receive payment from the surety in the full amount of the Lease Bond and Landlord may hold any portion of the proceeds as a cash security deposit, without payment of interest to Tenant.  In the event the Surety of the Lease Bond ever receives an A.M. Best rating of less than A-, VI, or is placed into receivership, or if a trustee, receiver or liquidator is appointed for the Surety, then, effective as of the date of such occurrence, said Lease Bond shall be deemed to not meet the requirements of this Article and, within ten (10) business days thereof, Tenant shall replace such Lease Bond with other collateral meeting the requirements of this Article (and Tenant’s failure to do so shall, notwithstanding anything in this Lease to the contrary, constitute a Default for which there shall be no notice or grace or cure periods being applicable thereto other than the aforesaid ten (10) day period).  Any failure or refusal of the Surety to make payment to Landlord shall be at Tenant’s sole risk and shall not relieve Tenant of its obligations hereunder.

The Lease Bond may be drawn upon in part or in full, periodically or at one time, upon presentation of only the Lease Bond and a written statement from an authorized representative of Landlord stating that Landlord is entitled to draw and the amount of the draw.  If Landlord shall at any time draw upon the Lease Bond in accordance with this Article, Tenant shall restore all amounts drawn by Landlord within ten (10) business days of such draw.  Tenant agrees that the Lease Bond may be presented by Landlord for payment (a) upon a Default by Tenant under this Lease, (b) if an immediate Default occurs under this Article, and/or (c) in the event that Tenant has not delivered to Landlord at least thirty (30) days prior to the expiration of the term of the Lease Bond a renewed or replacement Lease Bond complying with all the requirements of this Lease.  Landlord shall draw only such amount as Landlord is entitled to draw pursuant to this Article 30.

Notwithstanding the foregoing, provided no material Default has occurred hereunder, then on the first day of the sixth Lease Year Tenant may reduce the required amount of the Lease Bond to Nine Hundred Seventy Nine Thousand Thirty-Two Dollars ($979,032.00), on the first day of the seventh Lease Year, Tenant may reduce the required amount of the Lease Bond to Four Hundred Eighty Nine Thousand Five Hundred Sixteen Dollars ($489,516.00), and as of the first day of the eighth Lease Year, no Lease Bond shall be required.

(B)                               As an alternative to a Lease Bond, Tenant may deliver to Landlord a clean, unconditional, irrevocable letter of credit that conforms to the requirements of this Article (“Letter of

Credit”).  The Letter of Credit shall serve as security for the prompt, full and faithful performance by Tenant of the terms, covenants and conditions of this Lease.  In the event that Tenant is in Default hereunder and fails to cure within any applicable time permitted under this Lease, Landlord may draw on the Letter of Credit for the payment of Tenant’s obligations hereunder.   Furthermore, in the event Tenant Defaults under 20(A)(v) or in the event Tenant Defaults and Landlord files suit to exercise its remedies under this Lease, then Landlord may draw on the Letter of Credit for the unamortized portion of all inducement amounts expended by Landlord in connection with this Lease including, without limitation, to reimburse Landlord for the Construction Allowance and broker commissions, such amortization to be on a straight line basis from the Commencement Date to the Expiration Date.  If additional cash funds remain after Landlord or Tenant has cured such Default(s), Landlord shall hold the remainder of such cash drawn from the Letter of Credit for the faithful performance and observance by Tenant of the terms, covenants, and conditions of this Lease on Tenant’s part to be observed and performed, with the same rights as hereinabove set forth to apply or retain the same in the event of any further Default by Tenant under this Lease, subject to Tenant’s right to substitute said cash collateral with a Lease Bond or Letter of Credit, satisfying the requirements of this Article 30.  The Letter of Credit shall not prevent Landlord from exercising any other right or remedy provided hereunder or under any Law and shall not be construed as liquidated damages.  In no event shall the Letter of Credit be considered an advance payment of Rent, and in no event shall Tenant be entitled to use the Letter of Credit for the payment of Rent.  Landlord shall transfer the Letter of Credit to any purchaser of the Property.  Upon such transfer, provided that such purchaser assumes in writing this Lease, Tenant shall look solely to such purchaser for return of the Letter of Credit and Landlord shall be relieved of any liability with respect to the Letter of Credit.  All costs of obtaining, maintaining, replacing, renewing, transferring, and/or restoring the Letter of Credit shall be borne by Tenant.  In the event that Tenant is in Default hereunder and fails to cure within any applicable time permitted under this Lease, or in the event that Tenant owes any amounts to Landlord upon the expiration of this Lease, Landlord may use or apply the whole or any part of the Letter of Credit proceeds for the payment of Tenant’s obligations hereunder.

The Letter of Credit shall be: (a) in form and substance satisfactory to Landlord in its reasonable discretion (with the following criteria at a minimum); (b) at all times in the stated face amount of $1,958,064.00 subject to reductions as set forth below, and shall on its face state that multiple and partial draws are permitted and either (i) that partial draws will not cause a corresponding reduction in the stated face amount of the Letter of Credit or (ii) that, within five (5) business days after any such partial draw, the issuer will notify Landlord in writing that the Letter of Credit will not be reinstated to its full amount in which event Landlord shall have the right to immediately draw on the remainder of the Letter of Credit (it being understood that the Letter of Credit shall at all times be not less than the total Letter of Credit amount as so required); (c) issued by a commercial bank acceptable to Landlord from time to time with a banking office in the City of Chicago, for the account of Tenant and its permitted successors and assigns under this Lease; (d) made payable to, and expressly transferable and assignable one or more times at no charge by, the owner from time to time of the Building or its lender (which transfer/assignment shall be conditioned only upon the execution of a reasonable and customary written document in connection therewith), whether or not the original account party of the Letter of Credit continues to be the Tenant under this Lease by virtue of a change in name or structure, merger, assignment, transfer or otherwise; (e) payable at sight upon presentment to a Chicago, Illinois branch of the issuer of the original Letter of Credit of a simple sight draft stating only that Landlord is permitted to draw on the Letter of Credit under the terms of the Lease and setting forth the amount that Landlord is drawing; (f) of a term not less than one year, and shall on its face state that the same shall be renewed automatically, without the need for any further written notice or amendment, for successive minimum one year periods, unless the issuer notifies Landlord in writing, at least sixty (60) days prior to the expiration date thereof, that such issuer has elected not to renew the Letter of Credit (which will thereafter entitle Landlord to draw on the Letter of Credit); and (g) at least thirty (30) days prior to the then current expiration date of such Letter of Credit, either (1) renewed (or automatically and unconditionally extended) from time to time through the sixtieth

(60th) day after the expiration of the Lease Term, or (2) replaced by Tenant with another Letter of Credit meeting the requirements of this Article. If Landlord shall ever draw upon the Letter of Credit, and if this Lease has not terminated, Tenant shall immediately deliver to Landlord an endorsement of the issuer of the Letter of Credit reinstating the credit for the portion thereof used by Landlord, or an additional Letter of Credit conforming to the requirements of this section, in an amount equal to the reduced portion of the original Letter of Credit used by Landlord.  Tenant shall cooperate with Landlord to effect any modifications, transfers or replacements of the Letter of Credit requested by Landlord in order to assure that Landlord is at all times fully secured by a valid Letter of Credit that may be drawn upon by Landlord, its successors and assigns.  Notwithstanding anything in this Lease to the contrary, any cure or grace period provided in connection with a Default shall not apply to any of the foregoing requirements of the Letter of Credit and, specifically, if any of the aforesaid requirements are not complied with timely, then an immediate Default shall occur and Landlord shall have the right to immediately draw upon the Letter of Credit without notice to Tenant.  Each Letter of Credit shall be issued by a commercial bank that has a long term credit rating at least A- (or equivalent) by Standard & Poor’s Corporation (“S&P”), or at least A3 (or equivalent) by Moody’s Investor Service, Inc. (“Moody’s”), and shall be otherwise acceptable to Landlord in its reasonable discretion.  If the issuer’s credit long term rating is reduced below A- (or equivalent) by S&P or below A3 (or equivalent) by Moody’s, or if the financial condition of such issuer changes in any other materially adverse way, then Landlord shall have the right to require that Tenant obtain from a different issuer a substitute Letter of Credit that complies in all respects with the requirements of this Article and Tenant’s failure to obtain such substitute Letter of Credit within ten (10) business days following Landlord’s written demand therefor (with no other notice or cure or grace period being applicable thereto, notwithstanding anything in this Lease to the contrary) shall entitle Landlord to immediately draw upon the then existing Letter of Credit in whole or in part, without notice to Tenant.  In the event the issuer of any Letter of Credit held by Landlord is insolvent or is placed into receivership or conservatorship by the Federal Deposit Insurance Corporation, or any successor or similar entity, or if a trustee, receiver or liquidator is appointed for the issuer, then, effective as of the date of such occurrence, said Letter of Credit shall be deemed to not meet the requirements of this Article and, within ten (10) business days thereof, Tenant shall replace such Letter of Credit with other collateral acceptable to Landlord in its sole and absolute discretion (and Tenant’s failure to do so shall, notwithstanding anything in this Lease to the contrary, constitute a Default for which there shall be no notice or grace or cure periods being applicable thereto other than the aforesaid ten (10) business day period).  Any failure or refusal of the issuer to honor the Letter of Credit shall be at Tenant’s sole risk and shall not relieve Tenant of its obligations hereunder.

Notwithstanding the foregoing, and, provided that no material Default has occurred hereunder, then on the first day of the sixth Lease Year Tenant may reduce the required amount of the Letter of Credit to Nine Hundred Seventy Nine Thousand Thirty-Two Dollars ($979,032.00), on the first day of the seventh Lease Year, Tenant may reduce the required amount of the Letter of Credit to Four Hundred Eighty Nine Thousand Five Hundred Sixteen Dollars ($489,516.00), and as of the first day of the eighth Lease Year, no Letter of Credit shall be required.

ARTICLE 31

Exculpatory Provisions

It is expressly understood and agreed by and between the parties hereto, anything herein to the contrary notwithstanding, that each and all of the representations, warranties, covenants, undertakings, and agreements herein made on the part of Landlord while in form purporting to be the representations, warranties, covenants, undertakings, and agreements of Landlord are nevertheless each and every one of them made and intended, not as personal representations, warranties, covenants, undertakings, and agreements by Landlord or for the purpose or with the intention of binding Landlord personally, but are made and intended for the purpose only of subjecting Landlord’s interest in the Property to the terms of the Lease.  The liability of Landlord to Tenant for any default by Landlord under the Lease or arising in connection herewith or with Landlord’s operation, management, leasing, repair, renovation, alteration, or any other matter relating to the Property or the Premises, shall be limited to the interest of Landlord in the Property and the undistributed rents, issues, profits and proceeds thereof.  Tenant agrees to look solely to Landlord’s interest in the Property and the undistributed rents, issues, profits and proceeds thereof for the recovery of any judgment against Landlord, and Landlord shall not be personally liable for any such judgment or deficiency after execution thereon.  The limitations of liability contained in this provision shall apply equally and inure to the benefit of Landlord’s present and future partners, beneficiaries, officers, directors, trustees, members, managers, shareholders, agents and employees, and their respective partners, members, shareholders, legal representatives, heirs, successors and assigns. Under no circumstances shall any present or future shareholder, officer or director of Landlord (if Landlord is a corporation), general or limited partner of Landlord (if Landlord is a partnership), manager or member of Landlord (if Landlord is a limited liability company), or trustee or beneficiary (if Landlord or any partner of Landlord is a trust) have any liability for the performance of Landlord’s obligations under the Lease.

ARTICLE 32

Mortgagee’s Consent

Intentionally deleted.

ARTICLE 33

Miscellaneous

(A)                               Binding Upon Parties.  Each of the terms, covenants and conditions of this Lease shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, executors, administrators, guardians, custodians, successors and assigns, subject to the provisions of Article 18 respecting Transfers; and all references herein to Landlord and Tenant shall be deemed to include all such parties.  The term “Landlord” as used in this Lease, so far as covenants or obligations on the part of Landlord are concerned, shall be limited to mean only the owner or owners of the Property at the time in question.

(B)                               No Recording.  Landlord and Tenant agree that in no event and under no circumstances shall this Lease be recorded.  A short-form memorandum may be recorded at Landlord’s sole election.  If a memorandum is recorded, Tenant shall, at Landlord’s request, deliver to Landlord a fully executed quitclaim and release agreement in recordable form wherein Tenant terminates the memorandum.

(C)                               Governing Law.  This Lease shall be construed in accordance with the Laws of the State of Illinois.

(D)                               Survival.  All obligations or rights of either party arising during or attributable to the period prior to and ending upon expiration or earlier termination of this Lease shall survive such expiration or earlier termination.

(E)                                Quiet Enjoyment.  Landlord agrees that, if Tenant timely pays the Rent and performs the terms, covenants and conditions hereunder, and subject to all other terms, covenants and conditions of this Lease, Tenant shall hold and enjoy the Premises during the Term, free of lawful claims by any Person acting by or through Landlord.

(F)                                 Light and Air.  This Lease does not grant any legal rights to “light and air” outside the Premises nor any particular view or cityscape visible from the Premises.

(G)                               Time of Essence.  Time is of the essence of this Lease and each and all of its provisions; provided, however, that whenever under the terms and provisions of this Lease the time for performance falls upon a Saturday, Sunday or a Holiday, such time for performance shall be extended to the next business day.

(H)                              Severability.  The invalidity or unenforceability of any provision of this Lease shall not affect or impair any other provisions.

(I)                                   Joint and Several.  If Tenant is comprised of more than one party, each such party shall be jointly and severally liable for Tenant’s obligations under this Lease.

(J)                                   Force Majeure.  Notwithstanding anything in this Lease to the contrary, neither party  shall be chargeable with, or liable to the other for, anything or in any amount for any failure to perform or delay caused by any of the following (“Force Majeure Delays”):   fire; earthquake; explosion; flood; hurricane; the elements; act of God or the public enemy; actions, restrictions, limitations or interference of governmental authorities or agents; enforcement of  Laws; war, terrorist act or acts, invasion; insurrection; rebellion; riots; strikes or lockouts; inability to perform, control or prevent which is beyond the reasonable control of that party; and any such failure or delay due to said causes or any of them shall not be deemed a breach of or default in the performance of this Lease by that Party; provided, however, lack of funds shall not be deemed a Force Majeure Delay nor may Force Majeure be used to excuse payment of Rent when due.

(K)                              Pronouns.  Any pronoun used in place of a noun shall indicate and include the masculine or feminine, the singular or plural number, individuals, firms or corporations, and their and each of their respective successors, executors, administrators, assigns, according to the context hereof.

(L)                                Captions and Severability.  The captions of the Articles, Sections and Paragraphs of this Lease are for convenience only and shall in no way modify any provision of this Lease.  If any term or provision of this Lease shall be found invalid, void, illegal, or unenforceable by a court of competent jurisdiction, it shall not affect, impair or invalidate any other term or provision hereof.

(M)                            Definitions.  “Law” shall mean all federal, state, county and local governmental and municipal laws, statutes, ordinances, rules, regulations, codes, decrees, and orders, as well as applicable decisions by courts in the State of Illinois and by federal courts applying Illinois law.  “Person” shall mean an individual, trust, partnership, joint venture, association, corporation, and any other entity.

(N)                               Prohibited Party Transactions.

(i)                                     Tenant represents and warrants to Landlord that (1) Tenant is not acting, directly or indirectly, for or on behalf of any person, group, entity, or nation named by any Executive Order or the United States Treasury Department as a terrorist, “Specially Designated National,” “Blocked Person,” or other banned or blocked person, entity, nation, or transaction pursuant to any law, order, rule, or regulation that is enforced or administered by the Office of Foreign Assets Control; and (2) Tenant is not engaged in this transaction, directly or indirectly on behalf of, or instigating or facilitating this transaction, directly or indirectly on behalf of, any such person, group, entity or nation.   Tenant agrees to defend, indemnify, and hold harmless Landlord from and against any and all claims, damages, losses, risks, liabilities, and expenses (including reasonable attorney’s fees and costs) arising or related to any breach of the foregoing representation and warranty.

(ii)                                  Landlord represents and warrants to Tenant that (1) Landlord is not acting, directly or indirectly, for or on behalf of any person, group, entity, or nation named by any Executive Order or the United States Treasury Department as a terrorist, “Specially Designated National,” “Blocked Person,” or other banned or blocked person, entity, nation, or transaction pursuant to any law, order, rule, or regulation that is enforced or administered by the Office of Foreign Assets Control; and (2) Landlord is not engaged in this transaction, directly or indirectly on behalf of, or instigating or facilitating this transaction, directly or indirectly on behalf of, any such person, group, entity or nation.   Landlord agrees to defend, indemnify, and hold harmless Tenant from and against any and all claims, damages, losses, risks, liabilities, and expenses (including reasonable attorney’s fees and costs) arising or related to any breach of the foregoing representation and warranty.

(O)                               Financial Statements.  Within 15 days after Landlord’s request, Tenant will furnish Tenant’s most recent audited financial statements (including any notes to them) to Landlord, or, if no such audited statements have been prepared, such other financial statements (and notes to them) as may have been prepared by an independent certified public accountant or, failing those, Tenant’s internally prepared financial statements.  If Tenant is a publicly traded corporation, whose annual financial statements (10K) are available on www.sec.gov, then Tenant shall not be obligated to furnish such financial statements to Landlord.  Landlord will not disclose any aspect of Tenant’s financial statements that Tenant designates to Landlord as confidential except i) to Landlord’s Holder or prospective mortgagees or purchasers of the Building, ii) in litigation between Landlord and Tenant, and iii) if required by law (including securities laws) or court order.  Tenant shall not be required to deliver the financial statements required under this subsection  more than once in any 12-month period unless requested by Landlord’s Holder or a prospective buyer or lender of the Building or a Tenant defaults under this Lease and fails to timely cure.

(P)                                 Signage.  Tenant may display Tenant’s name, standard logo and graphics at the entrance to its suite and throughout the Premises and in elevator lobbies on floors where Tenant occupies the entire floor.  On multi-tenant floors, Tenant’s signage located in common corridors must conform to Building standards.  Notwithstanding the foregoing, Tenant may display Tenant’s standard logo and graphics from within the Premises, even if visible from the common corridor or elevator lobby, on multi-tenant floors.  For quality control purposes, all of Tenant’s signage must be installed, maintained and removed by a contractor reasonably approved in writing by Landlord and all such signage (on multi-tenant floors only) is subject to Landlord’s prior written approval, not to be unreasonably withheld, conditioned or delayed provided it complies with Building standard.  Subject to the application of the Construction Allowance, all costs of fabrication, installation, maintenance, repair, replacement and removal of Tenant’s signage shall be borne by Tenant, except for Building standard signage on multi-tenant floors which costs shall be borne by Landlord.  Tenant shall be required to remove all of its signage at the expiration or earlier termination of this Lease, to repair any damage caused thereby, and to restore the materials surrounding Tenant’s signage to a uniform appearance.

(Q)                               Parking.  Landlord shall provide Tenant, for the use of Tenant’s employees, up to one (1) non-reserved monthly parking pass for every five thousand (5,000) rentable square feet in the Premises at the Building’s standard monthly parking rate.  Each monthly parking pass user will need to execute, and comply with the requirements of, the Building’s standard separate parking license agreement and the Building’s garage rules and regulations.

ARTICLE 34

Entire Agreement

This Lease, together with Rider One and the Exhibits attached hereto (each of which is hereby incorporated into this Lease), contains all the terms, covenants and conditions between Landlord and Tenant relative to the matters set forth herein and no prior agreement or understanding pertaining to the same shall be of any force or effect.  Without limitation, Tenant hereby acknowledges and agrees that Landlord’s leasing agents and field personnel are only authorized to show the Premises and negotiate terms, covenants and conditions for leases subject to Landlord’s final approval, and are not authorized to bind Landlord to any agreements, representations, understandings or obligations with respect  to the condition of the Premises or the Property, the suitability of the same for Tenant’s business, or any other matter, and no agreement, representation, understanding or obligation not expressly contained herein shall be of any effect.  Neither this Lease, nor any Rider or Exhibit referred to above may be modified, except in writing signed by both parties.

ARTICLE 35

Temporary Space

Provided this Lease is in effect and Tenant is not in default beyond expiration of any applicable cure period, Tenant shall have the option to lease from Landlord those certain premises (the “Temporary Space”) consisting of approximately 6,412  rentable square feet of office space on the thirty-fourth (34th) floor of the Building, as shown on Exhibit H attached hereto.  All of the terms and provisions of this Lease shall apply to Tenant’s lease of the Temporary Space except as follows:

(i)                                     Tenant may exercise Tenant’s option to lease the Temporary Space at any time between the date hereof and December 20, 2012.  However, if Landlord notifies Tenant in writing that a third party is interested in leasing the Temporary Space, then Tenant must exercise Tenant’s option to lease the Temporary Space within five (5) days of Tenant’s receipt of Landlord’s notice.  In the absence of Tenant’s written exercise within such five (5) day period, Tenant shall be deemed to have waived Tenant’s option to lease the Temporary Space and Landlord may lease such space free and clear of Tenant’s option.

(ii)                                  The lease term for the Temporary Space (the “Temporary Space Term”) shall commence on January 1, 2013 (the “Temporary Space Commencement Date”) and shall expire on the date (the “Temporary Space Termination Date”) which is the earlier to occur (a) the day immediately after the Commencement Date of the Term of this Lease for the Premises, or (b) the termination of this Lease.  Tenant shall have no option or right to renew or extend the Temporary Space Term beyond the Temporary Space Termination Date.

(iii)                               Landlord shall deliver possession of the Temporary Space to Tenant on the Temporary Space Commencement Date.

(iv)                              In lieu of paying Base Rent and Additional Rent for the Temporary Space, Tenant shall pay gross rent for the Temporary Space monthly in advance in the amount of Four Thousand Four Hundred Eighty Nine and 00/100 Dollars ($4,489.00), prorated for any partial month.

(v)                                 Tenant shall accept the Temporary Space in an “as-is” condition, without any representation, allowance, demolition or build-out from Landlord with respect to the condition or improvement thereof.  No allowance, abatement, or other inducement shall be payable with respect to the Temporary Space.

(vi)                              Tenant may not make any alterations or improvements in the Temporary Space (except with Landlord’s prior written approval and Landlord reserves the right to require Tenant to remove and restore any alterations performed by or on behalf of Tenant).  Tenant shall surrender and vacate the Temporary Space and deliver possession thereof to Landlord on or before the Temporary Space Termination Date in the same condition it was in upon delivery of the Temporary Space to Tenant, normal wear and tear excepted.

(vii)                           Tenant shall pay all costs of moving and installing and removing Tenant’s trade fixtures, furniture, furnishings, equipment, telephone and computers (and associated voice/data cabling) and other property (“Tenant’s Property”) into the Temporary Space and from the Temporary Space into the Premises.

(viii)                        Upon thirty (30) days’ notice, Landlord reserves the right to relocate the Temporary Space and require Tenant, at Landlord’s sole cost and expense, to relocate to a different suite in the Building, which shall thereafter be the “Temporary Space” hereunder.  After such relocation, Landlord and Tenant, within thirty (30) days after the written request of either Landlord or Tenant, shall execute a written amendment to this Lease confirming the relocation of the Temporary Space.  Section 19(E) of the Lease shall not be applicable to relocation of the Temporary Space.

(ix)                              Tenant may not sublet the Temporary Space.  Tenant shall be responsible for the cost of utilities for the Temporary Space, all overtime HVAC charges for the Temporary Space, and other work orders requested by Tenant of Landlord for the Temporary Space.

(x)                                 Tenant shall be considered a holdover Tenant subject to Article 12 of the Lease in the event that Tenant fails timely to vacate the Temporary Space.

ARTICLE 36

Right of First Offer

Subject to renewal or expansion options of other tenants in existence on the date of this Lease listed on Exhibit I attached hereto, and provided no Default then exists, Landlord shall, prior to offering the same to any party (other than the then-current tenant therein), first offer to lease to Tenant any leasable space on the 76th floor of the Building adjacent to the Premises (the “Offer Space”); such offer shall be in writing and specify the lease terms (including tenant concessions such as rental abatements and tenant improvement and other allowances, if any) for the applicable portion of the Offer Space available for leasing (the “Eligible Offer Space”), including the rent to be paid for the Eligible Offer Space and the date on which the Eligible Offer Space shall be included in the Premises (the “Offer Notice”).    Tenant shall notify Landlord in writing whether Tenant elects to lease the entire Eligible Offer Space on the terms set forth in the Offer Notice, within ten (10) days after Landlord delivers to Tenant the Offer Notice.  If Tenant timely elects to lease the Eligible Offer Space, then Landlord and Tenant shall execute an amendment to this Lease, effective as of the date the Eligible Offer Space is to be included in the Premises, on the terms set forth in the Offer Notice and, to the extent not inconsistent with the Offer Notice terms, the terms of this Lease; however, Tenant shall accept the Eligible Offer Space in an “AS-IS” condition and Landlord shall not provide to Tenant any concessions (e.g., rental abatements, moving allowance, construction allowance, and the like) or other tenant inducements except as specifically provided in the Offer Notice, and further provided that if an Offer Notice is given during the first five (5)

years of the Term then the term of Tenant’s lease of the Eligible Offer Space shall end contemporaneously with the expiration of the Term set forth in this Lease (as it may be renewed or extended, unless sooner terminated as provided in this Lease) and Landlord shall prorate or extrapolate, as the case may be, all such tenant concessions to account for a lease to expire co-terminus with the Term hereof.

If Tenant fails or is unable to timely exercise its right hereunder, then such right shall lapse, time being of the essence with respect to the exercise thereof, and Landlord may lease the Eligible Offer Space to third parties on such terms as Landlord may elect (subject to the remainder of this paragraph), provided, however, that (i) Tenant shall continue to have a right of first offer to lease the balance of the Offer Space (if any), and (ii) Landlord must re-offer the Eligible Offer Space to Tenant (A) if Landlord does not lease the Eligible Offer Space within twelve (12) months from Tenant’s receipt of the Offer Notice, (B) if the rental rates Landlord is willing to lease the Eligible Offer Space to a third party are 5% or more lower on a net effective basis (taking into account tenant concessions such as rental abatements and tenant improvement and other allowances) than the rental rates set forth in Landlord’s Offer Notice to Tenant (provided that Landlord shall prorate or extrapolate, as the case may be, all such economic terms in the event that the term of the proposed lease of the Eligible Offer Space to Tenant differs from the term of the proposed third party lease), and (C) upon the expiration or termination of the lease of the Eligible Offer Space to the third party and the third party elects not to continue to lease the Eligible Offer Space.  If the term of the third party lease is different than the remaining Term of this Lease, Landlord shall make appropriate adjustments in making such 5% determination.  Tenant may not exercise its right of first offer if a Default exists or if Tenant is not then occupying the entire Premises.  For purposes hereof, if an Offer Notice is delivered for less than all of the Offer Space but such notice provides for an expansion, right of first refusal, or other preferential right to lease some of the remaining portion of the Offer Space, then such remaining portion of the Offer Space shall thereafter be excluded from the provisions of Tenant’s right of first offer in the event of exercise of such preferential right.  In no event shall Landlord be obligated to pay a commission with respect to any space leased by Tenant under this Article other than to Tenant’s designated broker who is actively involved in negotiations on Tenant’s behalf at the time and Tenant and Landlord shall each indemnify the other against all costs, expenses, attorneys’ fees, and other liability for commissions or other compensation claimed by any other broker or agent claiming the same by, through, or under the indemnifying party.

Tenant’s right of first offer rights shall terminate if (a) the Lease or Tenant’s right to possession of the Premises is terminated, (b) Tenant assigns any of its interest in the Lease or sublets any portion of the Premises other than (i) an assignment or sublease to a Permitted Transferee, or (ii) a sublease of twenty percent (20%) or less of the Premises, or (c) less than one (1) full calendar year remains in the term of this Lease, unless Tenant exercises an available renewal option.

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Lease as of the day and year first above written.

LANDLORD:

PIEDMONT — CHICAGO CENTER OWNER, LLC,
a Delaware limited liability company

By: Piedmont — Chicago Center, Chicago, LLC
a Delaware limited liability company, its sole member

By:  Piedmont Operating Partnership, LP,

a Delaware limited partnership, its sole member

By:  Piedmont Office Realty Trust, Inc.,

a Maryland Corporation, its sole General Partner

By:	/s/ JOSEPH H. PANGBURN
	Name:	Joseph H. Pangburn
	Title:	Senior Vice President

[CORPORATE SEAL]

TENANT:

STANDARD PARKING CORPORATION,
a Delaware corporation

By:	/s/ JAMES A. WILHELM
Name:	James A. Wilhelm
Title:	Director, President and Chief Executive Officer (Principal Executive Officer)

RIDER ONE

RULES

As stated in Article 4 of the Lease, in the event of a conflict between the Rules and the Lease, the terms of the Lease shall govern.

(1)                                 On Saturdays, Sundays and Holidays, and on other days between the hours of 6:00 P.M. and 8:00 A.M. the following day, or such other hours as Landlord shall reasonably determine from time to time, access to the Property or to the passageways, entrances, exits, shipping areas, halls, corridors, elevators or stairways and other areas in the Property may be restricted and access gained by use of a key to the outside doors of the Property, or pursuant to such security procedures Landlord may from time to time impose.  All such areas, and all roofs, are not for use of the general public and Landlord shall in all cases retain the right to control and prevent access thereto by all persons whose presence in the judgment of Landlord shall be prejudicial to the safety, character, reputation and interests of the Property and its tenants provided, however, that nothing herein contained shall be construed to prevent such access to persons with whom Tenant deals in the normal course of Tenant’s business unless such persons are engaged in activities which are illegal or violate these Rules.  Tenant and no employee or invitee of Tenant shall enter into areas reserved for the exclusive use of Landlord, its employees or invitees.  Tenant shall keep doors to corridors and lobbies closed except when persons are entering or leaving.

(2)                                 Tenant shall not paint, display, inscribe, maintain or affix any sign, placard, picture, advertisement, name, notice, lettering or direction on any part of the outside or inside of the Property, or on any part of the inside of the Premises which can be seen from the outside of the Premises, without the prior consent of Landlord, and then only such name or names or matter and in such color, size, style, character and material as may be first approved by Landlord in writing.  Landlord shall prescribe the suite number and identification sign for the Premises (which shall be prepared and installed by Landlord at Tenant’s expense).  Landlord reserves the right to remove at Tenant’s expense all matter not so installed or approved without notice to Tenant.

(3)                                 Tenant shall not in any manner use the name of the Property for any purpose other than that of the business address of the Tenant, or use any picture or likeness of the Property, in any letterheads, envelopes, circulars, notices, advertisements, containers or wrapping material without Landlord’s express consent in writing.

(4)                                 Tenant shall not place anything or allow anything to be placed in the Premises near the glass of any door, partition, wall or window which may be unsightly from outside the Premises, and Tenant shall not place or permit to be placed any article of any kind on any window ledge or on exterior walls.  Blinds, shades, awnings or other forms of inside or outside window ventilators or similar devices, shall not be placed in or about the outside windows in the Premises except to the extent, if any, that the character, shape, color, material and make thereof is first approved by the Landlord.

(5)                                 Furniture, freight and other large or heavy articles, and all other deliveries may be brought into the Property only at reasonable times and in the manner designated by Landlord, and always at the Tenant’s sole responsibility and risk.  Landlord may impose reasonable charges for use of freight elevators after or before normal Business Hours.  All damage done to the Property by moving or maintaining such furniture, freight or articles shall be repaired by Landlord at Tenant’s expense.  Landlord may inspect items brought into the Property or Premises with respect to weight or dangerous nature.  Landlord may require that all furniture, equipment, cartons and similar articles removed from the Premises or the Property be listed and a removal permit therefor first be obtained from Landlord.  Tenant shall not take or permit to be taken in or out of other entrances or elevators of the Property, any item

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normally taken, or which Landlord otherwise reasonably requires to be taken, in or out through service doors or on freight elevators.  Tenant shall not allow anything to remain in or obstruct in any way, any lobby, corridor, sidewalk, passageway, entrance, exit, hall, stairway, shipping area, or other such area.  Tenant shall move all supplies, furniture and equipment as soon as received directly to the Premises, and shall move all such items and waste (other than waste customarily removed by Property employees) that are at any time being taken from the Premises directly to the areas designated for disposal.  Any hand-carts used at the Property shall have rubber wheels.

(6)                                 Tenant shall not overload any floor or part thereof in the Premises, or the Property, including any public corridors or elevators therein bringing in or removing any large or heavy articles, and Landlord may direct and control the location of safes and all other heavy articles and require supplementary supports at Tenant’s expense of such material and dimensions as Landlord may deem necessary to properly distribute the weight.

(7)                                 Tenant shall not attach or permit to be attached additional locks or similar devices to any door or window, change existing locks or the mechanism thereof, or make or permit to be made any keys for any door other than those provided by Landlord.  If more than two keys for one lock are desired, Landlord will provide them upon payment therefor by Tenant.  Tenant, upon termination of its tenancy, shall deliver to the Landlord all keys of offices, rooms and toilet rooms which have been furnished Tenant or which the Tenant shall have had made, and in the event of loss of any keys so furnished shall pay Landlord therefor.

(8)                                 If Tenant desires signal, communication, alarm or other utility or similar service connections installed or changed, Tenant shall not install or change the same without the prior approval of Landlord, and then only under Landlord’s direction at Tenant’s expense.  Tenant shall not install in the Premises any equipment which requires more electric current than Landlord is required to provide under this Lease, without Landlord’s prior approval, and Tenant shall ascertain from Landlord the maximum amount of load or demand for or use of electrical current which can safely be permitted in the Premises, taking into account the capacity of electric wiring in the Property and the Premises and the needs of tenants of the Property, and shall not in any event connect a greater load than such safe capacity, but in no event less than the electric capacity Landlord is required to provide under the Lease.

(9)                                 Except for Tenant’s right to install vending machines in the Premises for use by Tenant’s employees, agents and guests, Tenant shall not obtain for use upon the Premises ice, drinking water, towel, janitor and other similar services, except from Persons approved by the Landlord, such approval not to be unreasonably withheld, conditioned or delayed.  Any Person engaged by Tenant to provide janitor or other services shall be subject to direction by the manager or security personnel of the Property.

(10)                          The toilet rooms, urinals, wash bowls and other such apparatus shall not be used for any purpose other than that for which they were constructed and no foreign substance of any kind whatsoever shall be thrown therein and the expense of any breakage, stoppage or damage resulting from the violation of this Rule shall be borne by the tenant who, or whose employees or invitees shall have caused it.

(11)                          The janitorial closets, utility closets, telephone closets, broom closets, electrical closets, storage closets, and other such closets, rooms and areas shall be used only for the purposes and in the manner designated by Landlord, and may not be used by tenants, or their contractors, agents, employees, or other parties without Landlord’s prior written consent.

(12)                          Landlord reserves the right to exclude or expel from the Property any person who, in the judgment of Landlord, is intoxicated or under the influence of liquor or drugs, or who shall in any manner do any act in violation of any of these Rules.  Tenant shall not at any time manufacture, sell, use or give

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away, any spirituous, fermented, intoxicating or alcoholic liquors on the Premises, nor permit any of the same to occur (except in connection with occasional social or business events conducted in the Premises which do not violate any Laws nor bother or annoy any other tenants).  Tenant shall not at any time sell, purchase or give away, food in any form by or to any of Tenant’s agents or employees or any other parties on the Premises, nor permit any of the same to occur (other than in lunch rooms or kitchens for employees as may be permitted or installed by Landlord or in connection with occasional social or business events conducted in the Premises), which does not violate any Laws or bother or annoy any other tenant).

(13)                          Tenant shall not make any room-to-room canvass to solicit business or information or to distribute any article or material to or from other tenants or occupants of the Property and shall not exhibit, sell or offer to sell, use, rent or exchange any products or services in or from the Premises unless ordinarily embraced within the Tenant’s use of the Premises specified in the Lease.

(14)                          Tenant shall not waste electricity, water, heat or air conditioning or other utilities or services, and agrees to cooperate fully with Landlord to assure the most effective and energy efficient operation of the Property and shall not allow the adjustment (except by Landlord’s authorized Property personnel) of any controls.  Tenant shall keep corridor doors closed and shall not open any windows, except that if the air circulation shall not be in operation, windows which are openable may be opened with Landlord’s consent.  As a condition to claiming any deficiency in the air-conditioning or ventilation services provided by Landlord, Tenant shall close any blinds or drapes in the Premises to prevent or minimize direct sunlight.

(15)                          Tenant shall conduct no auction, fire or “going out of business sale” or bankruptcy sale in or from the Premises, and such prohibition shall apply to Tenant’s creditors.

(16)                          Tenant shall cooperate and comply with any reasonable safety or security programs, including fire drills and air raid drills, and the appointment of “fire wardens” developed by Landlord for the Property, or required by Law.  Before leaving the Premises unattended, Tenant shall close and securely lock all doors or other means of entry to the Premises and shut off all lights and water faucets in the Premises (except heat to the extent necessary to prevent the freezing or bursting of pipes).

(17)                          Tenant will comply with all municipal, county, state, federal or other government laws, statutes, codes, regulations and other requirements, including without limitation, environmental, health, safety and police requirements and regulations respecting the Premises, now or hereinafter in force, at its sole cost, and will not use the Premises for any immoral purposes.

(18)                          Tenant shall not (i) carry on any business, activity or service except those ordinarily embraced within the permitted use of the Premises specified in the Lease and more particularly, but without limiting the generality of the foregoing, shall not (ii) install or operate any internal combustion engine, boiler, machinery, refrigerating, heating or air conditioning equipment in or about the Premises, (iii) use the Premises for housing, lodging or sleeping purposes or for the washing of clothes, (iv) place any radio or television antennae other than inside of the Premises, (v) operate or permit to be operated any musical or sound producing instrument or device which may be heard outside the Premises, (vi) use any source of power other than electricity, (vii) operate any electrical or other device from which may emanate electrical or other waves which may interfere with or impair radio, television, microwave, or other broadcasting or reception from or in the Property or elsewhere, (viii) bring or permit any bicycle or other vehicle, or dog (except in the company of a blind person or except where specifically permitted) or other animal or bird in the Property, (ix) make or permit objectionable noise or odor to emanate from the Premises, (x) do anything in or about the Premises tending to create or maintain a nuisance or do any act tending to injure the reputation of the Property, (xi) throw or permit to be thrown or dropped any article from any window or other opening in the Property, (xii) use or permit upon the Premises anything that

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will invalidate or increase the rate of insurance on any policies of insurance now or hereafter carried on the Property or violate the certificates of occupancy issued for the premises or the Property, (xiii) use the Premises for any purpose, or permit upon the Premises anything, that may be dangerous to persons or property (including but not limited to flammable oils, fluids, paints, chemicals, firearms or any explosive articles or materials) nor (xiv) do or permit anything to be done upon the Premises in any way tending to disturb any other tenant at the Property or the occupants of neighboring property.

(19)                          The following Rules shall apply to the Building’s parking facilities:

(i)                                     Parking shall be available in areas designated generally for tenant parking, for such daily or monthly charges as Landlord may establish from time to time.  In all cases, parking for Tenant and its employees and visitors shall be on a “first come, first served,” unassigned basis, with Landlord and other tenants at the Property, and their employees and visitors, and other Persons to whom Landlord shall grant the right or who shall otherwise have the right to use the same, all subject to these Rules, as the same may be amended or supplemented, and applied on a non-discriminatory basis.  Notwithstanding the foregoing to the contrary, Landlord reserves the right to assign specific spaces, and to reserve spaces for visitors, small cars, handicapped individuals, and other tenants, visitors of tenants or other Persons, and Tenant and its employees and visitors shall not park in any such assigned or reserved spaces.  Landlord may restrict or prohibit full size vans and other large vehicles.

(ii)                                  In case of any violation of these provisions, Landlord may refuse to permit the violator to park, and may remove the vehicle owned or driven by the violator from the Property without liability whatsoever, at such violator’s risk and expense.  Landlord reserves the right to close all or a portion of the parking areas or facilities in order to make repairs or perform maintenance services, or to alter, modify, re-stripe or renovate the same, or if required by casualty, strike, condemnation, act of God, Law or governmental requirement, or any other reason beyond Landlord’s reasonable control.  In the event access is denied for any reason, any monthly parking charges shall be abated to the extent access is denied, as Tenant’s sole recourse.  Tenant acknowledges that such parking areas or facilities may be operated by an independent contractor not affiliated with Landlord, and Tenant acknowledges that in such event, Landlord shall have no liability for claims arising through acts or omissions of such independent contractor, if such contractor is reputable.

(iii)                               Hours shall be 8 A.M. to 6 P.M., Monday through Friday, and 8:00 A.M. to 1:00 P.M. on Saturdays, or such other hours as may be reasonably established by Landlord or its parking operator from time to time; cars must be parked entirely within the stall lines, and only small cars may be parked in areas reserved for small cars; all directional signs and arrows must be observed; the speed limit shall be 5 miles per hour;  spaces reserved for handicapped parking must be used only by vehicles properly designated; every parker is required to park and lock his own car; washing, waxing, cleaning or servicing of any vehicle is prohibited; parking spaces may be used only for parking automobiles; parking is prohibited in areas:  (a) not striped or designated for parking, (b) aisles, (c) where “no parking” signs are posted, (d) on ramps, and (e) loading areas and other specially designated areas.  Delivery trucks and vehicles shall use only those areas designated therefor.

(20)                          Tenant shall not use any draperies or other window coverings instead of or in addition to the Building standard window coverings designated and approved by Landlord for exclusive use throughout the Property.

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(21)                          Landlord may require that all persons who enter or leave the Property identify themselves to watchmen, by registration or otherwise.  Landlord, however, shall have no responsibility or liability for any theft, robbery or other crime in the Property.  Tenant shall assume full responsibility for protecting the Premises, including keeping all doors to the Premises locked after the close of business.

(22)                          Tenant shall not use the freight or passenger elevators, loading docks or receiving areas of the Property except in accordance with reasonable regulations for their use established by Landlord, of which Tenant has received prior written notice.

(23)                          In no event shall Tenant allow its employees to use the public areas of the Property as smoking areas.  Washrooms are considered to be public areas.

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EXHIBIT A

FLOOR PLANS OF PREMISES

(see attached)

A-1

EXHIBIT B

TENANT FINISH-WORK: ALLOWANCE
(Tenant Performs the Work)

1.                                      Acceptance of Premises.  Except as set forth in this Exhibit, Tenant accepts the Premises in their “AS-IS” condition on the date that this Lease is entered into.  At Landlord’s expense, Landlord shall modify the common corridor on the 54th floor as appropriate in Landlord’s judgment.

2.                                      Working Drawings.

(a)         Preparation and Delivery.  Tenant shall provide to Landlord for its approval final architectural and MEP working drawings of all improvements that Tenant proposes to install in the Premises; such working drawings shall include the partition layout, ceiling plan, electrical outlets and switches, telephone outlets, drawings for any modifications to the mechanical and plumbing systems of the Building, and detailed plans and specifications for the construction of the improvements called for under this Exhibit in accordance with all applicable Laws.  Landlord hereby approves Horn Design Associates, Inc., as Tenant’s architect for the Work (such party, or any substitute architect designated by Tenant and reasonably acceptable to Landlord being referred to herein as the “Architect”.  Landlord hereby approves Environmental Systems Design, Inc. as Tenant’s engineer for the Work.  Any other engineer engaged by Tenant in connection with the Work shall be acceptable to Landlord in Landlord’s reasonable discretion.  In addition, Tenant shall provide Tenant’s proposed life safety plan for the Premises, which shall be subject to the review and approval of Landlord and the Building’s life safety vendor, currently Siemens.  Tenant’s life safety plan must be consistent and compatible with the Building’s systems.  The scope of work must include Tenant, at its cost and expense (provided the Construction Allowance may be used to pay such costs), renovating the restrooms on the 77th floor of the Building to the updated Building standard, including constructing a unisex ADA compliant restroom.  The scope of work must include Tenant, at its cost and expense (provided the Construction Allowance may be used to pay such costs) removing all existing cabling from the Premises.  The restrooms on the 30th floor of the Building are indicative of the updated Building standard.

(b)         Approval Process.  Landlord shall notify Tenant whether it approves of the submitted working drawings within ten (10) business days after Tenant’s submission thereof. Landlord’s approval shall not be unreasonably withheld, conditioned or delayed. Tenant’s working drawings shall be deemed approved by Landlord if there is no response from Landlord within ten (10) business days from Landlord’s receipt of Tenant’s working drawings. If Landlord disapproves of such working drawings, then Landlord shall notify Tenant thereof specifying in reasonable detail the reasons for such disapproval, in which case Tenant shall, within ten (10) days after such notice, revise such working drawings in accordance with Landlord’s objections and submit the revised working drawings to Landlord for its review and approval.  Landlord shall notify Tenant in writing whether it approves of the resubmitted working drawings within five (5) business days after its receipt thereof.  This process shall be repeated until the working drawings have been finally approved by Tenant and Landlord.  Landlord shall advise Tenant in writing at the time of Landlord’s approval whether or not Tenant will be required to remove such alterations at the end of the Term of the Lease.

3.                                      Landlord’s Approval; Performance of Work.  If any of Tenant’s proposed construction work will affect the Building’s structure or the Building’s Systems and Equipment, then the working drawings pertaining thereto must be approved by the Building’s engineer of record, at the same time and in the same manner as Landlord’s approval process set forth in Paragraph 2(b) above.  Landlord’s approval of such working drawings shall not be unreasonably withheld, conditioned or delayed, provided that (a) they comply with all Laws, (b) the improvements depicted thereon do not materially adversely affect (in the reasonable discretion of Landlord) the Building’s structure or the Building’s Systems and Equipment, the exterior appearance of the Building, or the appearance of the Common Areas, (c) such working drawings are sufficiently detailed to allow construction of the improvements in a good and workmanlike manner, and (d) the improvements depicted thereon conform to the rules and regulations promulgated from time to time by Landlord for the construction of tenant improvements.  As used herein, “Working Drawings” shall mean the final working drawings approved by Landlord, as amended from time to time by any approved changes thereto, and “Work” shall mean all improvements to be constructed in accordance with and as indicated on the Working Drawings, together with any work required by governmental authorities to be made to other areas of the Building as a result of the improvements indicated by the Working Drawings.  Landlord’s approval of the Working Drawings shall not be a representation or warranty of Landlord that such drawings are adequate for any use or comply with any Law, but shall merely be the consent of Landlord thereto.  Tenant shall, at Landlord’s request, sign the Working Drawings to evidence its review and approval thereof.  After the Working Drawings have been approved and Tenant has obtained all necessary permits, Tenant shall cause the Work to be performed in accordance with the Working Drawings and applicable Laws.  Tenant may not commence construction of the Work until necessary permits have been obtained.  Landlord agrees to assist Tenant in reasonable respects, at no cost to Landlord, in obtaining any required license or building permits.

4.                                      Contractors; Performance of Work.  The Work shall be performed only by licensed contractors and subcontractors selected by Tenant and approved in writing by Landlord, which approval shall not be unreasonably withheld provided such contractors are union.  Without limitation of the foregoing, Landlord hereby preapproves those contractors and subcontractors listed on Schedule 1 attached hereto for the performance of the Work or portions thereof.  All contractors and subcontractors shall be required to procure and maintain insurance against such risks, in such amounts, and with companies with such ratings as Landlord may reasonably require.  Certificates of such insurance, with paid receipts therefor, must be received by Landlord before the Work is commenced.  The Work shall be performed in a good and workmanlike manner free of defects, shall conform strictly with the Working Drawings, and shall be performed in such a manner and at such times as and not to interfere with or delay Landlord’s other contractors, the operation of the Building, and the occupancy thereof by other tenants.  All contractors and subcontractors shall contact Landlord and schedule time periods during which they may use Building facilities in connection with the Work (e.g., elevators, excess electricity, etc.).  All contractors shall be required to follow Landlord’s reasonable rules and regulations for construction in the Building of which Tenant has received prior written notice and Landlord may require that, prior to performing any work in the Building, each contractor execute a copy of Landlord’s rules to evidence such contractor’s agreement to so comply.  All work on the Building’s fire/life safety system must be performed by Landlord’s designated contractor (as of the date hereof, Siemens).

5.                                      Construction Contracts.

(a)         Tenant’s General Contractor.  Tenant shall enter into a construction contract with a general contractor selected by Tenant that shall comply with the provisions of this Section 5 and provide for, among other things, (i) a one-year warranty for all defective Work; (ii) a requirement that Tenant’s Contractor maintain insurance in accordance with Landlord’s insurance requirements; (iii) a requirement that the contractor perform the Work in substantial accordance with the Working Drawings and in a good and workmanlike manner; (iv) a requirement that the contractor is responsible for daily cleanup work and final clean up (including removal of debris); and (v) those items described in Section 5.(b) (collectively, the “Approval Criteria”).  Tenant agrees to select one of the general contractors listed on Schedule 1. Tenant shall cause its general contractor to select its subcontractors from those listed on Schedule 1 or otherwise approved by Landlord, which approval shall not be unreasonably withheld.

(b)         All Construction Contracts.  Unless otherwise agreed in writing by Landlord and Tenant, each of Tenant’s construction contracts shall:  (i) provide a schedule and sequence of construction activities and completion reasonably acceptable to Landlord, (ii) require the contractor and each subcontractor to name Landlord, Landlord’s property management company, and Tenant as additional insured on such contractor’s insurance maintained in connection with the construction of the Work, (iii) be assignable following a Default by Tenant under the Lease to Landlord and Landlord’s Holder, and (iv) contain at least a one-year warranty for all workmanship and materials.

6.                                      Change Orders.  Tenant may initiate changes in the Work.  Each change (other than de minimis changes based on field conditions which do not, in any event, affect Building structure or systems or require a permit modification) must receive the prior written approval of Landlord, such approval not to be unreasonably withheld or delayed; however, if such requested change would adversely affect (in the reasonable discretion of Landlord) (a) the Building’s structure or the Building’s Systems and Equipment, (b) the exterior appearance of the Building, or (c) the appearance of the Common Areas, Landlord may withhold its consent in its sole and absolute discretion.  Landlord shall notify Tenant whether it approves of the submitted change order within ten (10) business days after Tenant’s submission thereof.  Such change order shall be deemed approved by Landlord if there is no response from Landlord within ten (10) business days from Landlord’s receipt of Tenant’s change order request.  Tenant shall, upon completion of the Work, furnish Landlord with an accurate architectural “as-built” plan of the Work as constructed (in CAD format), which plan shall be incorporated into this Exhibit B by this reference for all purposes.  If Tenant requests any changes to the Work described in the Working Drawings, then such increased costs, if any, and any additional design costs incurred in connection therewith as the result of any such change shall be added to the Total Construction Costs.

7.                                      Definitions.  As used herein “Substantial Completion,” “Substantially Completed,” and any derivations thereof mean the Work in the Premises is substantially completed (as reasonably determined by the Architect) in accordance with the Working Drawings.  Substantial Completion shall have occurred even though minor details of construction, decoration, and mechanical adjustments remain to be completed.

8.                                      Walk-Through; Punchlist.  When Tenant considers the Work in the Premises to be Substantially Completed, Tenant will notify Landlord and within five (5) business days thereafter, Landlord’s representative and Tenant’s representative shall conduct a walk-through of the Premises and identify any necessary touch-up work, repairs and minor completion items that are necessary for final completion of the Work.  Neither Landlord’s representative nor Tenant’s representative shall unreasonably withhold his or her agreement on punchlist items.  Tenant shall use reasonable efforts to cause the contractor performing the Work to complete all punchlist items within 30 days after agreement thereon.

9.                                      Excess Costs.  The entire cost of performing the Work (including design and engineering of the Work and preparation of the Working Drawings, demolition costs, costs of construction labor and materials, built in furniture, wiring, cabling and telecommunication equipment, consultant fees related to the Work, electrical usage during construction, additional janitorial services, general tenant signage, related taxes and insurance costs, all of which costs are herein collectively called the “Total Construction Costs”) in excess of the Construction Allowance (hereinafter defined) shall be paid by Tenant.  Upon approval of the Working Drawings and selection of a contractor, Tenant shall promptly execute a work order agreement which identifies such drawings and itemizes the Total Construction Costs and sets forth the Construction Allowance.

10.                               Construction Allowance.  Landlord shall provide to Tenant a construction allowance equal to Seventy Five Dollars ($75.00) per rentable square foot in the Premises (the “Construction Allowance”) to be applied toward the Total Construction Costs, as adjusted for any changes to the Work.  The Construction Allowance shall first be available to Tenant January 1, 2013.  No advance of the Construction Allowance shall be made by Landlord until Tenant has first paid to the contractor from its own funds (and provided reasonable evidence thereof to Landlord) the anticipated amount (if any) by which the Total Construction Costs are estimated to exceed the amount of the Construction Allowance.  Thereafter, Landlord shall pay directly to Tenant’s general contractor the Construction Allowance in multiple disbursements (but not more than once in any calendar month) following the receipt by Landlord of the following items:  (a) a request for payment with sworn statements of owner (tenant) and contractor, (b) final or partial lien waivers, as the case may be (which with respect to the payment being made may be conditional as to the amount of the current payment requested, but shall in any event be unconditional releases as to prior amounts), from all persons performing work or supplying or fabricating materials for the Work, fully executed, acknowledged and in recordable form, (c) the Architect’s certification that the Work for which reimbursement has been requested has been finally completed, including (with respect to the last application for payment only) any punch-list items, on the appropriate AIA form or another form approved by Landlord, and, with respect to the disbursement of the last 10% of the Construction Allowance, (w) “as built” drawings in both paper and AutoCad format; (x) the permanent certificate of occupancy issued for the Premises, (y) Tenant’s occupancy of the Premises, and (z) an estoppel certificate confirming such factual matters as Landlord or Landlord’s Mortgagee may reasonably request (collectively, a “Completed Application for Payment”).  Landlord shall pay the amount requested in the applicable Completed Application for Payment to Tenant within thirty (30) days following Tenant’s submission of the Completed Application for Payment.  If, however, the Completed Application for Payment is incomplete or incorrect, Landlord’s payment of such request shall be deferred until thirty (30) days following Landlord’s receipt of the Completed Application for Payment.  Notwithstanding anything to the contrary contained in this Exhibit, Landlord shall not be obligated to make any disbursement of the Construction Allowance during the pendency of any of the following: (1) Landlord has received written notice of any unpaid claims relating to any portion of the Work or materials in connection therewith, other than claims which will be paid in full from such disbursement, (2) there is an unbonded lien outstanding against the Building or the Premises or Tenant’s interest therein by reason of work done, or claimed to have been done, or materials supplied or specifically fabricated, claimed to have been supplied or specifically fabricated, to or for Tenant or the Premises, (3) the conditions to the advance of the Construction Allowance are not satisfied, or (4) a Default by Tenant exists.  The Construction Allowance must be used (i.e., work performed and invoices submitted to Landlord) within twelve (12) months following the Commencement Date or shall be deemed forfeited with no further obligation by Landlord with respect thereto.  No portion of the Construction Allowance may be used as rent credit.

11.                               Construction Management.  Landlord shall not charge a construction supervision fee for the Work.  However, Tenant shall reimburse Landlord for Landlord’s actual, reasonable, documented internal costs and out-of-pocket third party costs paid to outside consultants and vendors utilized by Landlord in connection with Tenant’s performance of the Work and plan review.

12.                               Construction Representatives.  Landlord’s and Tenant’s representatives for coordination of construction and approval of change orders will be as follows, provided that either party may change its representative upon written notice to the other:

Landlord’s Representative:	Jones Lang LaSalle
200 East Randolph Drive, Suite 5135
Chicago, Illinois 60601
Attention: Mike Lyons
Telephone: 312-228-8200
Telecopy: 312-228-1611

Tenant’s Representative:	CBRE
311 South Wacker Drive, Suite 400
Chicago, Illinois 60606
Attention: Carrie L. Fitzpatrick
Telephone: 312-935-1409
Telecopy: 312-935-1880

13.                               Miscellaneous.  To the extent not inconsistent with this Exhibit, Articles 6 and 11 of this Lease shall govern the performance of the Work and Landlord’s and Tenant’s respective rights and obligations regarding the improvements installed pursuant thereto.

14.                               Risers and Building Automation.  Landlord has entered into an exclusive management contract with IMG; IMG is the Building’s exclusive riser manager.  Tenant shall coordinate all desired installations in the Building’s risers and related facilities in coordination with, and under the supervision and direction of, IMG.  Furthermore, as part of the Work, Tenant shall coordinate with ITG, the Building’s vendor for building automation systems, to coordinate Tenant’s HVAC and other systems with the Building’s automation systems.  To the extent applicable, Tenant shall work under the supervision and direction of ITG in order to be consistent and compliant with Building operations.  Landlord may select a new vendor(s) to replace IMG and/or ITG and, in such event, Tenant shall work with the new Building vendor as provided herein.

15.                               Docks, Dumpsters and Elevators.  Provided that Tenant schedules all such usage in advance with Landlord, Tenant shall have non-exclusive access to the loading dock and the Building’s freight elevators free of charge during Business Hours and at Tenant’s expense after Business Hours during Tenant’s construction and move into and out of the Premises.  Without limitation, Tenant shall be responsible for after hours and overtime charges related to the Work, including, without limitation, security, all at Building standard rates.  After hours charges may include a reasonable minimum charge.  Subject to coordination with other Building dock space needs, Landlord shall provide dock space for a dumpster after hours.  Any such dumpster shall be provided by Tenant at Tenant’s cost and must be removed by Tenant before Business Hours.  The parties shall work cooperatively to coordinate timing of the Work and scheduling of deliveries.  In the interest of smoothly running Building operations, Landlord may require deliveries to be made after hours and other scheduling accommodations, if Landlord reasonably determines that the same is required in order to avoid disruption to the operation of the Building.

16.                               Offset Right for Failure to Pay Construction Allowance.  If Landlord defaults in Landlord’s obligation to pay the Construction Allowance due to Tenant hereunder (i.e., if Tenant has fulfilled all of its obligations hereunder with respect to the payment thereof), or any portion thereof, within ten (10) business days after the date the same is due (i.e. ten (10) business days after the thirty

(30) day period provided in Section 10 above has elapsed), and so long as there is no Default hereunder, then Tenant shall have the right to give Landlord a second written notice (“Offset Exercise Notice”) requesting payment of such amounts.  In the event that Landlord fails to contest in good faith or fully pay such amounts within five (5) business days after such Offset Exercise Notice is received by Landlord, any such unpaid amounts not contested in good faith by Landlord may be offset by Tenant against the next installment of Base Rent then due Landlord hereunder (in order of payment) until all such uncontested unpaid amounts have been either fully offset or paid by Landlord in full.

Exhibit B Schedule 1

List of Approved Contractors and Subcontractors

(After Tenant hires one of the four General Contractors listed, Tenant may add to the Landlord Approved Subcontractors list. Any Subcontractor additions are based on Landlord approval, not to be unreasonably withheld.)

Landlord Approved General Contractors:

•Skender Construction

•Clune Construction

•ICG - Interior Construction Group

•Leopardo Construction

Landlord Approved Subcontractors:

•Electrical Subcontractors:

• Rex Electric & Technologies, Inc.

• Maron Electric Company

• Continental Electrical Construction Company

•Mechanical Subcontractors:

• Admiral Heating and Ventilating

• F.E. Moran, Inc.

•Sprinkler Subcontractors:

•Great Lakes Plumbing & Heating

•Metropolitan Fire Protection

•Superior Mechanical Systems, Inc.

•Fire/Life Safety

•Siemens

EXHIBIT C

PROHIBITED USES

The use of any portion of the Premises for consumer banking services by way of automatic teller machines and other electronic devices which, as part of a network or service (such as, for example, Cash Station, or NOW), accept deposits or dispense cash, coupons, certificates, tickets, documents or other items of value at the time of usage or which facilitate the transfer of funds from customer’s banking accounts.

The use of the Premises as a call center or for telemarketing.

Notwithstanding anything to the contrary contained in the Lease, in no event may Tenant display exterior signage at the Building using the name HP (Hewlett Packard), Intel, Oracle, SCO, Apple, IBM, Sun Microsystems, Google, Yahoo, Red Hat or Time Warner, or any of their successor companies.

No accounting firm which is a competitor of Building-tenant KPMG (a “KPMG Competitor”) (it being agreed that the term “KPMG Competitor” shall include, without limitation, Deloitte & Touche, Ernst & Young, PricewaterhouseCoopers and their respective successors and affiliates (each, a “Big Three Tenant Competitor”)) may install its signage or logos in any exterior or interior Common Areas of the Building, including walls of any ground floor or mezzanine elevator lobbies, or upon the exterior of the Building or Property (but the foregoing shall not be deemed to prohibit Building standard tenant identification signage of any such KPMG Competitor on the floor(s) of the Building actually leased by any such KPMG Competitor and the general directory(ies) of tenants of the Building, in each case to the extent available to any other tenant of the Building); and (ii) the Building may not be named after, or include the name of, a KPMG Competitor.

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EXHIBIT D

OPTION TO EXTEND

Tenant is hereby granted one option (“Extension Option”) to extend the term of the Lease for five (5) Lease Years (“Extension Term”).   The Extension Option may be exercised only by giving Landlord irrevocable and unconditional written notice thereof no earlier than eighteen (18) months and no later than twelve (12) months prior to the commencement of the Extension Term.  Tenant may not exercise the Extension Option if Tenant is in monetary or other material default under the Lease beyond the expiration of any applicable cure period either at the date of said notice or on commencement of the Extension Term.  Upon exercise of the Extension Option, all references in the Lease to the Term shall be deemed to be references to the Term as extended pursuant to the Extension Option.

The Extension Term shall be on the same terms, covenants and conditions as are contained in the Lease, except that (i) no additional extension option shall be conferred by the exercise of the Extension Option, (ii) Base Rent applicable to the Premises for the Extension Term shall be determined as provided below, and (iii) any initial rent abatement, concession or allowance which are in the nature of economic concessions or inducements shall not be applicable to any Extension Term.  In addition to Base Rent, Tenant shall pay Additional Rent, and other Rent during the Extension Term as provided in this Lease.

Base Rent per annum per rentable square foot of the Premises for the Extension Term shall be one hundred percent (100%) of the Current Market Rate for lease terms commencing on or about the date of commencement of the Extension Term.  The term “Current Market Rate” means the prevailing net rental rate per rentable square foot under office lease renewals recently executed for comparable space in the Building and in Comparable Buildings that are not in foreclosure or otherwise in distress.  The determination of Current Market Rate shall take into consideration that this is a net lease; any differences in the size of space being leased, the location of space in the building and the length of lease terms; the location and quality of the Building; any differences in definitions of rentable square feet or rentable area with respect to which rental rates are computed; the value of rent abatements, allowances (for demolition, space planning, architectural and engineering fees, construction, moving expenses or other purposes), the creditworthiness of Tenant; and other pertinent factors.  The Current Market Rate may include an escalation of a fixed net rental rate (based on a fixed step or index) then prevailing in the market.

Within thirty (30) days after receipt of Tenant’s notice to extend Landlord shall deliver to Tenant written notice of the Current Market Rate and shall advise Tenant of the required adjustment to Base Rent, if any.

Tenant shall, within fifteen (15) days after receipt of Landlord’s notice, notify Landlord in writing whether Tenant (a) accepts Landlord’s determination of the Current Market Rate; (b) rejects Landlord’s determination of the Current Market Rate, or (c) requests that the Current Market Rate be determined by an appraiser (“Arbitration Request”).  If Tenant rejects Landlord’s determination, Tenant’s exercise of the Extension Option granted herein shall be deemed revoked and of no further force of effect.   If Tenant requests that the Current Market Rate be determined by an appraiser, Landlord and Tenant, within ten (10) days after the date of the Arbitration Request, shall each simultaneously submit to the other, in a sealed envelope, its good faith estimate of the Current Market Rate (collectively referred to as the “Estimates”).  If the higher of such Estimates is not more than one hundred five percent (105%) of the lower of such Estimates, then Current Market Rate shall be the average of the two Estimates.  If the Current Market Rate is not resolved by the exchange of Estimates, Landlord and Tenant, within seven (7) days after the exchange of Estimates, shall each select an appraiser to determine which of the two Estimates most closely reflects the Current Market Rate.  Each appraiser so selected shall be certified as an MAI appraiser and shall have had at least five (5) years’ experience within the previous ten (10) years

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as a real estate appraiser working in the Chicago Loop market, with working knowledge of current office rental rates and practices. For purposes of this Lease, an “MAI” appraiser means an individual who holds an MAI designation conferred by, and is an independent member of, the American Institute of Real Estate Appraisers (or its successor organization, or in the event there is no successor organization, the organization and designation most similar). Upon selection, Landlord’s and Tenant’s appraisers shall work together in good faith to agree upon which of the two Estimates most closely reflects the Current Market Rate.  The Estimate chosen by such appraisers shall be binding on both Landlord and Tenant as the Current Market Rate.  If either Landlord or Tenant fails to appoint an appraiser within the seven day period referred to above, the appraiser appointed by the other party shall be the sole appraiser for the purposes hereof. If the two appraisers cannot agree upon which of the two Estimates most closely reflects the Current Market Rate within the twenty (20) days after their appointment, then, within ten (10) days after the expiration of such twenty (20) day period, the two (2) appraisers shall select a third appraiser meeting the aforementioned criteria.  Once the third appraiser has been selected as provided for above, then, as soon thereafter as practicable but in any case within fourteen (14) days, the appraiser shall make his determination of which of the two Estimates most closely reflects the Current Market Rate and such Estimate shall be binding on both Landlord and Tenant as the Current Market Rate.   The parties shall share equally in the costs of the third appraiser.  Any fees of any appraiser, counsel or experts engaged directly by Landlord or Tenant, however, shall be borne by the party retaining such appraiser, counsel or expert.  In the event that the Current Market Rate has not been determined by the commencement date of the Extension Term at issue, Tenant shall pay the most recent Base Rent set forth in the Lease until such time as the Current Market Rate has been determined.  Upon such determination, Base Rent shall be retroactively adjusted.  If such adjustment results in an underpayment of Base Rent by Tenant, Tenant shall pay Landlord the amount of such underpayment within thirty (30) days after the determination thereof.  If such adjustment results in an overpayment of Base Rent by Tenant, Landlord shall credit such overpayment against the next installment of Base Rent due under the Lease and, to the extent necessary, any subsequent installments until the entire amount of such overpayment has been credited against Base Rent.

Tenant must timely exercise the Extension Option or the Extension Option shall terminate.  Tenant’s exercise of the Extension Option shall not operate to cure any default by Tenant of any of the terms or provisions in the Lease, nor to extinguish or impair any rights or remedies of Landlord arising by virtue of such default.  If the Lease or Tenant’s right to possession of the Premises shall terminate in any manner whatsoever before Tenant shall exercise the Extension Option, or if Tenant shall have subleased more than fifty percent (50%) of the Premises or assigned this Lease, then immediately upon such termination, sublease or assignment, the Extension Option shall simultaneously terminate and become null and void.  The Extension Option is personal to Tenant and its Permitted Transferees.

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EXHIBIT E

COMMENCEMENT DATE CONFIRMATION

                            , 20

Re:                             Lease Agreement (the “Lease”) dated                           , 2012, between Piedmont – Chicago Center Owner, LLC (“Landlord”), and Standard Parking Corporation (“Tenant”).  Capitalized terms used herein but not defined shall be given the meanings assigned to them in the Lease.

Ladies and Gentlemen:

Landlord and Tenant agree as follows:

1.                                      Condition of Premises.  Tenant has accepted possession of the Premises pursuant to the Lease.  Any improvements required by the terms of the Lease to be made by Landlord have been completed to the full and complete satisfaction of Tenant in all respects except for the punchlist items described on Exhibit A hereto (the “Punchlist Items”), and except for such Punchlist Items, Landlord has fulfilled all of its duties under the Lease with respect to such initial tenant improvements.

2.                                      Commencement Date.  The Commencement Date of the Lease is                     , 20    .

3.                                      Expiration Date.  The Term is scheduled to expire on the last day of the       th full calendar month of the Term, which date is                             , 20    .

4.                                      Contact Person.  Tenant’s contact person in the Premises is:

Attention:

Telephone:          -       -

Telecopy:          -       -

5.                                      Ratification.  Tenant hereby ratifies and confirms its obligations under the Lease, and represents and warrants to Landlord that it has no defenses thereto.  Additionally, Tenant further confirms and ratifies that, as of the date hereof, (a) the Lease is and remains in good standing and in full force and effect, and (a) Tenant has no claims, counterclaims, set-offs or defenses against Landlord arising out of the Lease or in any way relating thereto or arising out of any other transaction between Landlord and Tenant.

6.                                      Binding Effect; Governing Law.  Except as modified hereby, the Lease shall remain in full effect and this letter shall be binding upon Landlord and Tenant and their respective successors and

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assigns.  If any inconsistency exists or arises between the terms of this letter and the terms of the Lease, the terms of this letter shall prevail.  This letter shall be governed by the Laws of the State of Illinois.

Please indicate your agreement to the above matters by signing this letter in the space indicated below and returning an executed original to us.

Sincerely,

Jones Lang LaSalle (Illinois), L.P. on behalf of

Piedmont - Chicago Center Owner, LLC

By:
Name:
Title:

Agreed and accepted:

Standard Parking Corporation, a Delaware corporation

By:
Name:
Title:

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EXHIBIT F

CURRENT LENDER’S FORM OF SNDA

See attached.

EXHIBIT G

FORM OF LEASE BOND

See attached.

EXHIBIT H

LOCATION OF TEMPORARY SPACE

See attached.

EXHIBIT I

EXISTING PREFERENTIAL RIGHTS TO LEASE OFFER SPACE

•The tenant under the existing lease between Landlord and KPMG LLP has an existing right of first offer on the Offer Space.

•The tenant under the existing lease between Landlord and Integrys Business Support, LLC has two expansion options for approximately 10,000 – 15,000 rentable square feet at a mutually agreeable location in the Building.

•The tenant under the existing lease between Landlord and Daniel J. Edelman, Inc. has an expansion option to lease one (1) full floor of the Building nearest to the majority of its leased premises.